Exhibit 2.2

Certain identified information has been excluded from the exhibit pursuant to Item 601(a)(6) of Regulation S-K. Redacted information is indicated by: ***.

EXECUTION VERSION

ARRANGEMENT AGREEMENT

BETWEEN

ABACUS HEALTH PRODUCTS, INC.

AND

CHARLOTTE’S WEB HOLDINGS, INC.

March 22, 2020

-i-

-ii-

SCHEDULES

SCHEDULE A	PLAN OF ARRANGEMENT 1
SCHEDULE B	ARRANGEMENT RESOLUTION 1
SCHEDULE C	REPRESENTATIONS AND WARRANTIES OF THE COMPANY 1
SCHEDULE D	REPRESENTATIONS AND WARRANTIES OF THE PURCHASER 1

-iii-

ARRANGEMENT AGREEMENT

THIS AGREEMENT is made as of March 22, 2020,

BETWEEN:

CHARLOTTE’S WEB HOLDINGS, INC., a corporation existing under the laws of the Province of British Columbia,

(the “Purchaser”)

- and -

ABACUS HEALTH PRODUCTS, INC., a corporation existing under the laws of the Province of Ontario,

(the “Company”)

WHEREAS the Purchaser, proposes to acquire all of the outstanding Company Shares (as defined herein) pursuant to the Arrangement (as defined herein), as provided in this Agreement;

AND WHEREAS the Board (as defined herein) has unanimously determined, after receiving financial and legal advice, that the Consideration (as defined herein) to be received by the Company Shareholders (as defined herein) is fair, from a financial point of view, to the Company Shareholders and that the Arrangement is in the best interests of the Company, and has approved this Agreement and has agreed to unanimously recommend that Company Shareholders vote in favour of the Arrangement Resolution (as defined herein) to be approved by the Company Shareholders at the Meeting (as defined herein), on the terms and subject to the conditions of this Agreement;

AND WHEREAS the Purchaser has entered into the Lock-Up Agreements (as defined herein) with the Locked-Up Shareholders (as defined herein) pursuant to which, among other things, such Company Shareholders have agreed, subject to the terms and conditions thereof, to vote the Company Shares held by them in favour of the Arrangement Resolution (as defined herein);

AND WHEREAS it is intended that, for U.S. federal income tax purposes, (a) the Arrangement shall qualify as a “reorganization” within the meaning of Section 368(a) of the Code (as defined herein), and (b) this Agreement, together with the Plan of Arrangement, shall constitute a plan of reorganization within the meaning of Treasury Regulation Section 1.368-2(g);

NOW THEREFORE in consideration of the premises and the covenants and agreements herein contained and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

Article 1
INTERPRETATION

Section 1.1 Defined Terms

As used in this Agreement, the following terms have the following meanings:

“1933 Securities Act” means the United States Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“1934 Exchange Act” means the United States Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Abacus U.S.” means the Company’s main operating subsidiary, Abacus Health Products, Inc., a corporation existing under the laws of the State of Delaware.

“Acquisition Proposal” means, at any time, whether or not in writing, any offer, proposal or inquiry (including any modification or proposed modification of any such offer, proposal or inquiry) with respect to (a) any acquisition by any Person or group of Persons of Company Shares (or securities convertible into or exchangeable or exercisable for Company Shares) in a single transaction or a series of transactions, representing 20% or more of the Company Shares then outstanding (assuming, if applicable, the conversion, exchange or exercise of such securities convertible into or exchangeable or exercisable for Company Shares), or (b) any acquisition by any Person or group of Persons of Company Shares (or securities convertible into or exchangeable or exercisable for Company Shares) representing 20% or more of votes attached to the Company Shares then outstanding (assuming, if applicable, the conversion, exchange or exercise of such securities convertible into or exchangeable or exercisable for Company Shares), or (c) any acquisition by any Person or group of Persons of any assets of the Company and/or one or more of the Subsidiaries (including shares or other equity interests of any Subsidiary) individually or in the aggregate contributing 20% or more of the consolidated revenue of the Company and the Subsidiaries or representing 20% or more of the assets of the Company and the Subsidiaries taken as a whole (in each case based on the consolidated financial statements of the Company most recently filed prior to such time as part of the Company Public Disclosure Record) (or any lease, license, or other arrangement having a similar economic effect), whether in a single transaction or a series of related transactions, in each case, whether by plan of arrangement, amalgamation, merger, consolidation, recapitalization, liquidation, dissolution or other business combination, sale of assets, joint venture, take-over bid, tender offer, share exchange, exchange offer or otherwise, including any single or multi-step transaction or series of transactions, directly or indirectly involving the Company or any Subsidiary, and in each case excluding the Arrangement and the other transactions contemplated by this Agreement and any transaction between the Company and/or one or more of its wholly-owned Subsidiaries.

“Action” means any action, cause of action, claim, demand, litigation, suit, investigation, grievance, citation, summons, subpoena, inquiry, audit, hearing, arbitration or other similar civil, criminal or regulatory proceeding, in law or in equity.

“Adverse Recommendation Change” has the meaning ascribed thereto in Section 5.1(1)(c).

“Affiliate” has the meaning specified in National Instrument 45-106 – Prospectus Exemptions.

“Agreement” means this Arrangement Agreement, including the Schedules hereto and the Company Disclosure Letter, as the same may be amended, supplemented or otherwise modified in accordance with the terms hereof.

“Aidance Agreements” means, collectively, the following agreements to which Aidance Scientific, Inc. (or a predecessor entity) and Abacus US (or a predecessor entity) are parties: (i) manufacturing, fulfillment & business services agreement dated June 29, 2018, as amended July 1, 2019; (ii) the agreement replacing exclusive technology license dated May 29, 2018; (iii) business services agreement dated November 12, 2018; (iv) mutual waiver of conflicts agreement dated February 13, 2019; (v) the amended and restated manufacturing, fulfillment and business services agreement entered into on January 1, 2020; and (vi) the confirmatory IP ownership agreement dated the date hereof.

“Alternative Transaction Agreement” has the meaning ascribed thereto in Section 5.1(1)(e).

“Arrangement” means the arrangement under Section 182 of the OBCA on the terms and subject to the conditions set out in the Plan of Arrangement, subject to any amendments or variations to the Plan of Arrangement made in accordance with the terms of this Agreement or made at the direction of the Court in the Final Order with the consent of the Company and the Purchaser, each acting reasonably.

“Arrangement Resolution” means the special resolution approving the Arrangement to be considered, and, if thought advisable, passed by the Company Shareholders at the Meeting to be substantially in the form and content set out in Schedule B hereto.

“Articles of Arrangement” means the articles of arrangement of the Company in respect of the Arrangement, required by the OBCA to be sent to the Director after the Final Order is made, which will include the Plan of Arrangement and otherwise be in form and content satisfactory to the Company and the Purchaser, each acting reasonably.

“Bankruptcy and Equity Exception” has the meaning ascribed thereto in Section (3)(a) of Schedule C.

“Board” means the board of directors of the Company, as constituted from time to time.

“Board Recommendation” has the meaning ascribed thereto in Section 2.4(2).

“Business Day” means any day of the year, other than a Saturday, Sunday or any day on which major commercial banking institutions in Toronto, Ontario, Vancouver, British Columbia, or Boulder, Colorado are closed for business.

“CBD” means cannabidiol.

“Certificate of Arrangement” means the certificate of arrangement giving effect to the Arrangement, issued by the Director pursuant to the OBCA after the Articles of Arrangement have been filed.

“Closing” has the meaning ascribed thereto in Section 2.8(3).

“Closing Date” has the meaning ascribed thereto in Section 2.8(3).

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Company” means Abacus Health Products, Inc., a corporation existing under the OBCA.

“Company Assets” means all of the assets, properties (real or personal), permits, rights, licenses or other privileges (whether contractual or otherwise) of the Company and its Subsidiaries.

“Company Circular” means the notice of the Meeting and accompanying management information circular (including all schedules, appendices and exhibits thereto) to be sent to Company Securityholders in connection with the Meeting, including any amendments or supplements thereto.

“Company Disclosure Letter” has the meaning ascribed thereto in Section 3.1(1).

“Company Employees” means the officers and employees of the Company and its Subsidiaries.

“Company Financial Statements” means (i) the audited consolidated financial statements of Abacus U.S. as at and for the financial years ended December 31, 2018 and 2017 and (ii) the Company Interim Financial Statements.

“Company Interim Financial Statements” means the unaudited interim condensed consolidated financial statements of the Company for the three and nine month periods ended September 30, 2019 and 2018 (including the notes thereto and related management’s discussion and analysis).

“Company Legacy Plan” means the 2018 equity incentive plan of Abacus U.S., adopted on June 30, 2018, as amended on October 4, 2018, assumed by the Company on January 29, 2019.

“Company Material Contract” has the meaning ascribed thereto in Section (20)(a) of Schedule C.

“Company Options” means the outstanding options, if any, to purchase Subordinate Voting Shares issued pursuant to (i) the Long-Term Incentive Plan, and (ii) the Company Legacy Plan.

“Company Plan” means any benefit or compensation plan, program, policy, practice, agreement, Contract, arrangement or other obligation, whether or not funded, which is sponsored or maintained by, or required to be contributed to, or with respect to which any potential liability is borne, by the Company or any of its Subsidiaries with respect to the Company Employees or former Company Employees and includes: (i) employment, consulting, retirement, severance, termination or change in control agreements; and (ii) deferred compensation, equity-based, incentive, bonus, supplemental retirement, profit sharing, pension, insurance, medical, welfare, fringe or other material benefits or remuneration of any kind.

“Company Public Disclosure Record” means all documents and instruments required to be filed or furnished by it under Securities Laws (including “documents affecting the rights of securityholders” and “material contracts” required to be filed by Part 12 of National Instrument 51-102 – Continuous Disclosure Obligations) filed by or on behalf of the Company on the System for Electronic Document Analysis Retrieval (SEDAR) from January 29, 2019, and prior to the date of this Agreement.

“Company SARs” means the stock appreciation rights issued to eligible participants under the Long-Term Incentive Plan.

“Company Securityholders” means, collectively, the Company Shareholders, the holders of Company SARs, Company Options and Company Warrants.

“Company Shareholders” means the registered and/or beneficial holders of the Company Shares, as the context requires.

“Company Shares” means, collectively, the Subordinate Voting Shares and Proportionate Voting Shares in the capital of the Company.

“Company Transaction Expenses” means all costs and expenses incurred by the Company and/or its Subsidiaries prior to the Effective Time, or agreed to by the Company and/or its Subsidiaries prior to the Effective Time, in connection with the transactions contemplated by this Agreement, including all legal, tax, accounting, financial advisory, investment banking, printing and other administrative or professional fees, costs and expenses of third parties incurred by the Company, including in connection with the consideration of any alternative transactions in relation to the Company prior to or after the execution of this Agreement, the negotiation and settlement of this Agreement, the preparation and mailing of the Company Circular, the convening of the Meeting, applications for the Interim Order and the Final Order, the solicitation of proxies in respect of the Meeting, the structuring and completion of the transactions contemplated by this Agreement, the cost of directors’ and officers’ liability insurance or run-off insurance required under Section 4.10, bank or lender origination or loan fees (including any counsel fees associated therewith).

“Company Warrants” means the outstanding warrants to purchase Subordinate Voting Shares.

“Confidentiality Agreement” means the non-disclosure agreement dated November 8, 2019 between the Company and the Purchaser.

“Consideration” means the consideration payable pursuant to the Plan of Arrangement to a Person who is a Company Shareholder.

“Consideration Shares” means Purchaser Common Shares to be received by holders of Company Shares (other than Dissenting Shareholders).

“Contract” means any written binding agreement, arrangement, commitment, engagement, contract, franchise, license, lease, obligation, note, bond, mortgage, indenture, undertaking, joint venture or other obligation.

“control” a Person (first Person) is considered to control another Person (second Person) if (a) the first Person beneficially owns or directly or indirectly exercises control or direction over securities of the second Person carrying votes which, if exercised, would entitle the first Person to elect a majority of the directors of the second Person, unless that first Person holds the voting securities only to secure an obligation, (b) the second Person is a partnership, other than a limited partnership, and the first Person holds more than 50% of the interests of the partnership, or (c) the second Person is a limited partnership and the general partner of the limited partnership is the first Person.

“Court” means the Ontario Superior Court of Justice (Commercial List) or any other court with jurisdiction to consider and issue the Interim Order and the Final Order.

“CSE” means the Canadian Securities Exchange.

“Data Room” means the Company’s electronic data room entitled “Derm” and posted at ShareVault.net, as the same is constituted as of 5:00 p.m. the date that is two (2) Business Days prior to the date hereof.

“Depositary” means Odyssey Trust Company.

“Director” means the Director appointed under section 278 of the OBCA.

“Dissent Rights” means the rights of dissent of registered Company Shareholders in respect of the Arrangement described in Article 4 of the Plan of Arrangement.

“Dissenting Shareholder” has the meaning specified in Section 1.1(t) of the Plan of Arrangement.

“Effective Date” means the date shown on the Certificate of Arrangement giving effect to the Arrangement.

“Effective Time” means 12:01 a.m. (Toronto time) on the Effective Date or such other time as the Parties agree in writing before the Effective Date.

“Environmental Law” means any Law relating to: (i) the protection, investigation or restoration of the environment or public health and safety matters; or (ii) the handling, use, presence, disposal, release or threatened release of any Hazardous Substance.

“Expense Reimbursement Fee” means $350,000.

“Fairness Opinion” means the opinion of the Financial Advisor to the effect that, as of the date of such opinion and based upon and subject to the assumptions, procedures, factors, limitations and qualifications set forth therein, the Consideration to be received by the Company Shareholders under the Arrangement is fair, from a financial point of view, to such Company Shareholders.

“Final Order” means the order of the Court in a form acceptable to the Company and the Purchaser, each acting reasonably, approving the Arrangement under section 182(5) of the OBCA, as such order may be affirmed, amended, modified, supplemented or varied by the Court at any time prior to the Effective Date or, if appealed, then, unless such appeal is withdrawn, abandoned or denied, as affirmed or amended on appeal.

“Financial Advisor” means Greenhill & Co. Canada Ltd., the financial advisor to the Company.

“Governmental Entity” means: (i) any international, multinational, national, federal, provincial, territorial, state, regional, municipal, local or other government, governmental or public body, authority or department, central bank, court, tribunal, arbitral body, commission, board, bureau, commissioner, ministry, governor in council, agency or instrumentality, domestic or foreign; (ii) any subdivision or authority of any of the above; (iii) any quasi-governmental, administrative or private body, including any tribunal, commission, committee, regulatory agency or self-regulatory organization, exercising any regulatory, expropriation or taxing authority under or for the account of any of the foregoing; or (iv) any stock exchange.

“Hazardous Substance” means any element, waste or other substance, whether natural or artificial, and whether consisting of gas, liquid, solid or vapour, that is prohibited, listed, defined, judicially interpreted, designated or classified as dangerous, hazardous, radioactive, explosive, toxic, a pollutant or a contaminant under or pursuant to any Environmental Laws.

“HSR Act” means the United States Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, supplemented or restated from time to time and any successor to such statute and the rules and regulations promulgated thereunder.

“HSR Approval” means all applicable filings pursuant to the HSR Act shall have been made and all applicable waiting periods shall have expired or been terminated.

“IFRS” means International Financial Reporting Standards as issued by the International Accounting Standards Board and as applicable at the relevant time.

“Indemnified Party” has the meaning ascribed thereto in Section 4.10(1).

“Intellectual Property Rights” has the meaning ascribed thereto in Section (28) of Schedule C.

“Interim Order” means the interim order of the Court pursuant to Section 192(4) of the OBCA in a form acceptable to the Company and the Purchaser, each acting reasonably, providing for, among other things, the calling and holding of the Meeting, as such order may be amended, modified, supplemented or varied by the Court with the consent of the Company and the Purchaser, each acting reasonably, at any time prior to the Final Order or, if appealed, then unless such appeal is withdrawn or denied, as affirmed or as amended on appeal.

“In-The-Money Amount” in respect of an option means the amount, if any, by which the aggregate fair market value at that time of the securities subject to the option exceeds the aggregate exercise price of the option.

“Inventories” means all inventories of stock-in-trade, point-of-sale materials and merchandise including materials, supplies, work-in-progress, finished goods, and purchased finished goods owned by the Company (including those in possession of suppliers, customers and other third parties).

“Law” means any and all laws, statutes, codes, ordinances, decrees, rules, regulations, by-laws, notices, judicial, arbitral, administrative, ministerial, departmental or regulatory judgments, injunctions, orders, decisions, rulings, determinations or awards, decrees or other requirements of any Governmental Entity having the force of law and any legal requirements arising under the common law or principles of law or equity and the term “applicable” with respect to such Laws and, in the context that refers to any Person, means such Laws as are applicable at the relevant time or times to such Person or its business, undertaking, property or securities and emanate from a Governmental Entity having jurisdiction over such Person or its business, undertaking, property or securities.

“Leased Real Property” has the meaning ascribed thereto in Section (21)(b) of Schedule C.

“Long-Term Incentive Plan” means the long-term incentive plan of the Company dated December 5, 2018, and as amended and restated as of June 18, 2019.

“Liabilities” means all liabilities (whether accrued, absolute, contingent or otherwise) of the Company and its Subsidiaries, including any liability or obligation that arises in connection with or a result of or is otherwise triggered by the transaction contemplated herein.

“Licenses” has the meaning ascribed thereto in Section (17)(b) of Schedule C.

“Lien” means any mortgage, deed of trust, charge, pledge, hypothec, security interest, easement, right of way, zoning restriction, lien (statutory or otherwise), or other third party encumbrance, in each case, whether contingent or absolute.

“Listed Warrants” means the Company Warrants issued on May 8, 2019 pursuant to a warrant indenture dated May 8, 2019 between the Company and Odyssey Trust Company.

“Lock-Up Agreements” means the voting support agreements and lock-up agreements dated the date hereof and made between the Purchaser and the Locked-Up Shareholders.

“Locked-Up Shareholders” means the Persons who are party to the Lock-Up Agreements.

“Matching Period” means the five (5) Business Day period following the day of the Purchaser’s receipt of the Superior Proposal Notice.

“Material Adverse Effect” means in respect of any Person, any change, event, occurrence, effect, state of facts, development, condition or circumstance that, individually or in the aggregate with other such changes, events, occurrences, effects, state of facts, developments, conditions or circumstances would reasonably be expected to be material and adverse to the business, operations, financial condition or results of operations of that Person and its Subsidiaries, taken as a whole, except to the extent that any such change, event, occurrence, effect, state of facts, development, condition or circumstance results from:

(i)	conditions generally affecting the pharmaceutical and CBD hemp industry in the United States, or the pharmaceutical or CBD hemp products developed and commercialized by the Person or its Subsidiaries in the United States;

(ii)	any change in global, national or regional political conditions (including strikes, lockouts, riots or facility takeover for emergency purposes), economic, business, banking, regulatory, currency exchange, interest rate, inflationary conditions or financial, capital or commodity market conditions, in each case whether national or global;

(iii)	any act of terrorism or any outbreak of hostilities or declared or undeclared war, or any escalation or worsening of such acts of terrorism, hostilities or war;

(iv)	any epidemics, pandemics, earthquakes, volcanoes, tsunamis, hurricanes, tornados or other natural disasters or acts of God;

(v)	any adoption, proposal, implementation or other change in Law, or interpretation of Law by any Governmental Entity, including any Laws in respect to Taxes, IFRS or regulatory accounting requirements, in each case after the date hereof;

(vi)	the announcement of the Transaction or the pendency of the Transaction;

(vii)	the taking of any action required by, or the failure to take any action expressly prohibited by, excluding any obligation to act in the Ordinary Course, this Agreement;

(viii)	any change in the market price or trading volume of any securities of the Person or any suspension of trading in publicly trading securities generally, or any credit rating downgrade, negative outlook, watch or similar event relating to the Person (it being understood that the causes underlying such change in market price or trading volume may be taken into account in determining whether a Material Adverse Effect has occurred); and

(ix)	the failure of the Person or its Subsidiaries to meet any internal or published projections, forecast or estimates of, or guidance related to, revenues, earnings, cash flows or other financial metrics before, on or after the date hereof (it being understood that the causes underlying such failure may be taken into account in determining whether a Material Adverse Effect has otherwise occurred), but provided in the case of (i) through (v), such change, event, occurrence, effect, state of facts, development, condition or circumstance does not have a disproportionately greater impact or effect on the Person as compared to companies in comparable industries and operating in the same jurisdiction. Notwithstanding the forgoing, the parties agree that any Material Adverse Effect arising solely from actions taken as a result of, or results arising from, the COVID-19 virus shall not constitute a Material Adverse Effect.

“Meeting” means the special meeting of the Company Shareholders, including any adjournment or postponement thereof, to be called and held in accordance with the Interim Order for the purpose of considering and, if thought advisable, approving the Arrangement.

“Misrepresentation” has the meaning ascribed thereto under the Securities Act (Ontario).

“MI 61-101” means Multilateral Instrument 61-101 –Protection of Minority Security Holders in Special Transactions.

“New Employment Agreement” means the employment agreement between Mr. Perry Antelman and the Purchaser dated the date hereof and effective as of the Effective Time.

“NI 52-109” means National Instrument 52-109 – Certification of Disclosure in Issuers’ Annual and Interim Filings of the Canadian Securities Administrators.

“OBCA” means the Business Corporations Act (Ontario).

“Order” has the meaning ascribed thereto in Section 6.1(3).

“Ordinary Course” means, with respect to an action taken by any Person, that such action is substantially consistent in nature and scope with the past practices of such Person and is taken in the ordinary course of the normal day-to-day operations of the business of such Person.

“Organizational Documents” means: (i) with respect to any Person that is a corporation, its articles or certificate of incorporation or memorandum and articles of association, as the case may be, and by-laws; (ii) with respect to any Person that is a partnership, its certificate of partnership and partnership agreement; (iii) with respect to any Person that is a limited liability company, its certificate of formation and limited liability company or operating agreement; (iv) with respect to any Person that is a trust or other entity, its declaration or agreement of trust or other constituent document; and (v) with respect to any Person similar to but not set out in (i) through (iv) of this definition, its comparable organizational documents (including a declaration of trust, partnership agreement, articles of continuance, arrangement or amalgamation).

“OTCQB” means the OTCQB marketplace provided and operated by the OTC Markets Group.

“Outside Date” means August 17, 2020 or such later date as may be agreed to by the Parties in writing.

“Parties” means, collectively, the Company and the Purchaser and “Party” means any one of them.

“Permit” means any lease, license, permit, certificate, consent, order, grant, approval, classification, registration or other authorization of or from any Governmental Entity.

“Permitted Liens” means, in respect of the Company or any of its Subsidiaries, any one or more of the following:

(a)	Liens for Taxes which are not yet due or delinquent or that are being properly contested in good faith by appropriate proceedings and in respect of which reserves have been provided in the most recent publicly filed financial statements;

(b)	easements, rights of way, servitudes and similar rights in land including rights of way and servitudes for highways and other roads, railways, sewers, drains, gas and oil pipelines, gas and water mains, electric light, power, telephone, telegraph or cable television conduits, poles, wires and cables that do not materially adversely affect the Company Assets;

(c)	inchoate or statutory Liens of contractors, subcontractors, mechanics, workers, suppliers, materialmen, carriers and others in respect of the construction, maintenance, repair or operation of the Company Assets; provided however, that such Liens are related to obligations not due or delinquent or in respect of which adequate holdbacks are being maintained as required by Law;

(d)	customary rights of general application reserved to or vested in any Governmental Entity to control or regulate any interest in the facilities in which the Company or any of its Subsidiaries conducts its business; provided however that such Liens, encumbrances, exceptions, agreements, restrictions, limitations, Contracts and rights (i) were not incurred in connection with any indebtedness and (ii) do not, individually or in the aggregate, have an adverse effect on the value or materially impair or add material cost to the use of the subject property;

(e)	Liens incurred, created and granted in the Ordinary Course to a public utility, municipality or Governmental Entity in connection with operations conducted with respect to the Company Assets, but only to the extent those Liens relate to costs and expenses for which payment is not due or delinquent; and

(f)	any Lien listed in Section 1.1(b) of the Company Disclosure Letter under the heading “Permitted Liens”.

“Person” includes any individual, partnership, limited partnership, association, body corporate, corporation, company, organization, joint venture, trust, estate, trustee, executor, administrator, legal representative, government (including a Governmental Entity), syndicate or other entity.

“Personal Information” means information about an identifiable individual and includes any information that constitutes personal information within the meaning of all applicable Privacy Laws.

“Personal Property” has the meaning ascribed thereto in Section (21)(f) of Schedule C.

“Plan of Arrangement” means the plan of arrangement, substantially in the form set out in Schedule A hereto, subject to any amendments or variations to such plan made in accordance with this Agreement or made at the direction of the Court in the Final Order with the consent of the Company and the Purchaser, each acting reasonably.

“Privacy Law” means the Personal Information Protection and Electronic Documents Act (Canada), the Freedom of Information and Protection of Privacy Act (Ontario) and any comparable applicable Law of any jurisdiction.

“Proportionate Voting Shares” means the shares in the capital of the Company designated as Proportionate Voting Shares, each currently entitling the holder thereof to one hundred (100) votes per share at shareholder meetings of the Company.

“Purchaser” means Charlotte’s Web Holdings, Inc., a corporation existing under the laws of the Province of British Columbia.

“Purchaser Board” means the board of directors of the Purchaser.

“Purchaser Common Shares” means common shares in the capital of the Purchaser.

“Purchaser Financial Statements” means the audited consolidated financial statements of the Purchaser as at and for the fiscal years ended December 31, 2018 and 2017 (including the notes thereto), the auditor’s report thereon and related management’s discussion and analysis included in the Purchaser Public Disclosure Record.

“Purchaser Interim Financial Statements” means the unaudited interim condensed consolidated financial statements of the Purchaser for the three and nine month periods ended September 30, 2019 and 2018 (including the notes thereto and related management’s discussion and analysis).

“Purchaser Public Disclosure Record” has the meaning ascribed thereto in Section (8)(a) of Schedule D.

“Purchaser Shares” means the Purchaser Common Shares, as well as the proportionate voting shares and preferred shares in the capital of the Purchaser.

“Real Property” has the meaning ascribed thereto in Section (21)(c) of Schedule C.

“Representatives”, with respect to any Party, means the officers, directors, employees, accountants, legal counsel, financial advisors, consultants, financing sources and other advisors and representatives of such Party and such Party’s Affiliates.

“Regulatory Approval” means any consent, waiver, permit, exemption, review, order, decision or approval of, or any registration and filing with, any Governmental Entity, or the expiry, waiver or termination of any waiting period imposed by Law or a Governmental Entity, and with respect to such consent, waiver, permit, exemption, review, order, decision or approval of, or any registration and filing with, any Governmental Entity, it shall not have been withdrawn, terminated, lapsed, expired or is otherwise no longer effective, in each case in connection with the Transaction and includes the Required Regulatory Approvals.

“Regulatory Authority” means the Governmental Entity authorized under applicable Laws to protect and promote public health through regulation and supervision of drugs, cosmetics and medical products, including, without limitation, the U.S. Food and Drug Administration, Health Canada and similar regulatory agencies having jurisdiction over the Company, the Subsidiaries or their activities.

“Replacement Options” means the options to purchase Purchaser Common Shares issued in exchange for each of the outstanding Company Options at the Effective Time. Each Replacement Option will be exercisable to purchase a number of Purchaser Common Shares (rounded down to the nearest whole number) equal to (i) 0.85 multiplied by (ii) the number of Company Shares subject to such Company Option prior to the Effective Time at an exercise price per Purchaser Common Share (rounded up to the nearest whole cent) equal to the original exercise price of the Company Option it replaces divided by 0.85. All other terms and conditions of the Replacement Options, including the expiry, conditions to and manner of exercising, will be the same as the Company Option for which it was exchanged, and any document or agreement previously evidencing a Company Option shall evidence and be deemed to evidence such Replacement Option. It is intended that subsection 7(1.4) of the Tax Act apply to the exchange of Company Options by Company Securityholders resident in Canada who acquired Company Options by virtue of their employment. Accordingly, and notwithstanding the foregoing, if required, the exercise price of a Replacement Option held by such a Company Securityholder will be increased such that the In-The-Money Amount of the Replacement Option immediately after the exchange does not exceed the In-The-Money Amount of the Company Option immediately before the exchange. If a Company Option is an “incentive stock option” within the meaning of section 422 of the Code, it is intended that such exchange will comply with Treasury Regulation Section I.424-1(a). For any Company Option that is a nonqualified option held by a US taxpayer, it is intended that such exchange will be implemented in a manner intended comply with Section 409A of the Code.

“Replacement SARs” means the stock appreciation rights to be issued by the Purchaser in exchange for each of the outstanding Company SARs at the Effective Time pursuant to the Plan of Arrangement.

“Replacement Warrants” means the warrants to purchase Purchaser Common Shares to be issued by the Purchaser in exchange for each of the outstanding Company Warrants at the Effective Time pursuant to the Plan of Arrangement.

“Required Regulatory Approvals” means the Stock Exchange Approval and, if required by applicable Law, the HSR Approval.

“Saleable” means, Inventories that (i) have at least 30 days remaining before their expiration date and can be reasonably delivered and sold within the applicable expiration of the code dates and (ii) have been stored and transported properly, (iii) and can be sold without discount to the sale price for such Inventories or credit (or similar other accommodation) granted or offered to the applicable customer.

“Securities Authority” means the Ontario Securities Commission and any other applicable securities commission or securities regulatory authority of a province or territory of Canada or any other jurisdiction with authority in respect of the Company and/or the Subsidiaries.

“Securities Laws” means the Securities Act (Ontario), and any other applicable Canadian provincial and territorial securities Laws, rules, notices, promulgations and regulations and published policies thereunder.

“Specified Awards” means those unvested Company Options and Company SARs held by Company Employees, the terms of which provide that the Board has absolute discretion to determine whether to accelerate the vesting of such Company Options and Company SARs upon the termination of the employment without “cause” (or the equivalent) of each relevant Company Employee holder thereof.

“Stock Exchange Approval” means the conditional approval of the TSX to list the Consideration Shares, and any Purchaser Shares issuable upon the exercise of any Replacement Options and Replacement Warrants, in each case subject only to customary listing conditions.

“Subordinate Voting Shares” means the shares in the capital of the Company designated as Subordinate Voting Shares, each entitling the holder thereof to one (1) vote per share at shareholder meetings of the Company.

“Subsidiary” has the meaning ascribed thereto in National Instrument 45-106 – Prospectus Exemptions.

“Superior Proposal” means a bona fide written Acquisition Proposal (provided, however, that, for the purposes of this definition, all references to “20%” in the definition of “Acquisition Proposal” shall be changed to “100%”) made by a Person or group of Persons acting jointly (other than the Purchaser and its affiliates) and which or in respect of which:

(a)	the Board has determined in good faith, after consultation with its financial advisors and outside legal counsel:

(i)	would, taking into account all of the terms and conditions of such Acquisition Proposal (including all legal, financial, regulatory and other aspects of the Acquisition Proposal and the Person making such Acquisition Proposal), and if consummated in accordance with its terms (but not assuming away any risk of non-completion), (A) result in a transaction which is more favourable to the Company Shareholders from a financial point of view than the Arrangement, and (B) the failure to recommend such Acquisition Proposal to Company Shareholders would be inconsistent with the fiduciary duties of the Board; and

(ii)	is reasonably capable of being completed in accordance with its terms, without undue delay, taking into account all legal, financial, regulatory and other aspects of such Acquisition Proposal and the Person or Persons making such Acquisition Proposal; and

(b)	is not subject to any financing condition and in respect of which it has been demonstrated to the satisfaction of the Board, acting in good faith (after receipt of advice from its financial advisors and its outside legal counsel) that adequate arrangements have been made in respect of any financing required to complete such Acquisition Proposal at the time and on the basis set out therein; and

(c)	is not subject to any due diligence condition or due diligence termination right in favour of the acquiror.

“Superior Proposal Notice” has the meaning ascribed thereto in Section 5.3(1)(c).

“surviving corporation” means any corporation or other entity continuing following the amalgamation, merger, consolidation or winding up of the Company with or into one or more other entities (pursuant to a statutory procedure or otherwise).

“Tax” (including, with correlative meaning, the term “Taxes”) means: (i) any and all taxes, duties, fees, excises, premiums, assessments, imposts, levies and other charges or assessments of any kind whatsoever imposed by any Governmental Entity, whether computed on a separate, consolidated, unitary, combined or other basis, including those levied on, or measured by, or described with respect to, income, gross receipts, profits, branch profits, franchise, gains, windfalls, capital, capital stock, production, recapture, transfer, land transfer, license, gift, occupation, wealth, consumption of resources, emissions, environment, net worth, indebtedness, surplus, sales, goods and services, harmonized sales, use, value-added, excise, special assessment, stamp, withholding, business, franchising, real or personal property, health, employee health, payroll, workers’ compensation, employment or unemployment, severance, social services, social security, education, utility, surtaxes, customs, import or export, and including all license and registration fees and all employment/unemployment insurance, health insurance and government pension plan premiums or contributions including any installments or prepayments in respect of any of the foregoing; (ii) all interest, penalties, fines, additions to tax imposed by any Governmental Entity on or in respect of amounts of the type described in clause (i) above or this clause (ii); and (iii) any liability for the payment of any amounts of the type described in clauses (i) or (ii) as a result of being a member of an affiliated, consolidated, combined or unitary group for any period or as a result of being a transferee or successor in interest to any party.

“Tax Act” means the Income Tax Act (Canada), as amended.

“Tax Returns” means all returns and reports (including elections, designations, declarations, notices, disclosures, schedules, estimates and information returns) filed with or supplied to, or required to be filed with or supplied to, a Governmental Entity in connection with any Tax, including all amendments, attachments or supplements thereto and whether in tangible or electronic form.

“Termination Fee” has the meaning ascribed thereto in Section 8.2(2).

“Termination Fee Event” has the meaning ascribed thereto in Section 8.2(2).

“Trade Secret” means (i) confidential know how, methods, technical information, data, processes, or plans, and (ii) all trade secrets within the meaning of applicable law.

“Transaction Litigation” has the meaning ascribed thereto in Section 4.11.

“Transaction” means the transaction resulting from the completion of the Arrangement, including the acquisition of all of the Company Shares by the Purchaser, and completion of the other transactions contemplated by the Plan of Arrangement.

“TSX” means the Toronto Stock Exchange and any successor thereto.

“U.S. Securities Laws” means the 1933 Securities Act, the 1934 Exchange Act and all other state securities Laws and the rules and regulations promulgated thereunder.

“Wilful Breach” means a material breach that is a consequence of any act undertaken by the breaching Party with the actual knowledge that the taking of such act would, or would reasonably be expected to, cause a breach of this Agreement.

Section 1.2 Certain Rules of Interpretation

In this Agreement, unless otherwise specified:

(1)	Headings, etc. The provision of a Table of Contents, the division of this Agreement into Articles and Sections and the insertion of headings are for convenient reference only and do not affect the construction or interpretation of this Agreement.

(2)	Currency. All references to dollars or to “$” are references to Canadian dollars unless otherwise indicated.

(3)	Gender and Number. Any reference to gender includes all genders. Words importing the singular number also include the plural and vice versa.

(4)	Certain Phrases, etc. The words: (i) “including”, “includes” and “include” mean “including (or includes or include) without limitation”; (ii) “day” means “calendar day”; (iii) “hereof”, “herein”, “hereunder” and words of similar import, will refer to this Agreement as a whole and not to any particular provision of this Agreement; (iv) “the aggregate of”, “the total of”, “the sum of”, or a phrase of similar meaning means “the aggregate (or total or sum), without duplication, of”; and (v) unless stated otherwise, “Article”, “Section”, “Subsection” and “Schedule” followed by a number or letter mean and refer to the specified Article or Section of or Schedule to this Agreement.

(5)	Definition of “made available”. The term “made available” means: (i) copies of the subject materials were included in the Company Public Disclosure Record; or (ii) complete and unredacted copies of the subject materials were included in the Data Room.

(6)	Knowledge. Where any representation or warranty is expressly qualified by reference to the knowledge of the Company, it means the actual knowledge, after due inquiry regarding the relevant matter, of Perry Antelman, Hank Hague and Phil Henderson of the Company. Where any representation or warranty is expressly qualified by reference to the knowledge of the Purchaser, it means the actual knowledge, after due inquiry regarding the relevant matter, of Deanie Elsner and Russ Hammer of the Purchaser.

(7)	Capitalized Terms. All capitalized terms used in any Schedule or in the Company Disclosure Letter have the meanings ascribed to them in this Agreement unless specifically defined in the Company Disclosure Letter.

(8)	Accounting Terms. All accounting terms are to be interpreted in accordance with IFRS and all determinations of an accounting nature in respect of the Company required to be made will be made in a manner consistent with IFRS.

(9)	Statutes. Any reference to a statute refers to such statute, or successor thereto, and all rules, resolutions and regulations made under it, or its successor, respectively, as it or its successor, or they, may have been or may from time to time be amended or re-enacted, unless stated otherwise.

(10)	Computation of Time. A period of time is to be computed as beginning on the day following the event that began the period and ending at 4:30 p.m. on the last day of the period, if the last day of the period is a Business Day, or at 4:30 p.m. on the next Business Day if the last day of the period is not a Business Day. If the date on which any action is required or permitted to be taken under this Agreement by a Person is not a Business Day, such action will be required or permitted to be taken on the next succeeding day which is a Business Day.

(11)	Time References. References to time are to local time, Toronto, Ontario.

(12)	Subsidiaries. To the extent any covenants or agreements relate, directly or indirectly, to a Subsidiary of the Company or the Purchaser, each such provision will be construed as a covenant by the Company or the Purchaser, as applicable, to cause (to the fullest extent to which it is legally capable) such Subsidiary to perform the required action.

(13)	Consent. If any provision requires approval or consent of a Party and such approval or consent is not delivered within the specified time limit, the Party whose consent or approval is required will be conclusively deemed to have withheld its approval or consent.

(14)	Schedules. The schedules attached to this Agreement form an integral part of this Agreement.

(15)	Agreements. All references in this Agreement to any agreement, Contract, document or instrument means such agreement, Contract, document or instrument, as amended, restated or supplemented in accordance with the terms thereof, and includes all schedules, exhibits and other attachments, in each case as of the date hereof.

Article 2
tHE aRRANGEMENT

Section 2.1 Arrangement

The Company and the Purchaser agree that the Arrangement will be implemented in accordance with and subject to the terms and conditions of this Agreement, the Plan of Arrangement, the Interim Order and the Final Order. Without limitation to the foregoing, at the Effective Time, the Plan of Arrangement shall become effective with the result that, among other things, the Purchaser shall become the holder of all outstanding Company Shares.

Section 2.2 Interim Order

(1)	As soon as reasonably practicable after the date hereof but in any event in sufficient time to permit the Meeting to be convened in accordance with Section 2.3(1), the Company covenants that it will, in a manner acceptable to the Purchaser, acting reasonably, in accordance with the provisions of the OBCA, prepare, file and diligently pursue an application for the Interim Order, the terms of which are acceptable to the Purchaser, acting reasonably, which must provide, among other things:

(i)	for the class of Persons to whom notice is to be provided in respect of the Arrangement and the Meeting and for the manner in which such notice is to be provided;

(ii)	that the record date for Company Shareholders entitled to notice of and to vote at the Meeting need not change in respect of any adjournment(s) or postponement(s) of the Meeting or any other change;

(iii)	that the record date for the Company Shareholders entitled to receive notice of and to vote at the Meeting will not change in respect of or as a consequence of any adjournment or postponement of the Meeting;

(iv)	that the requisite approval for the Arrangement Resolution shall be (i) 66 2/3% of the votes cast on the Arrangement Resolution by holders of Company Shares, present in Person or represented by proxy and entitled to vote at the Meeting voting together as a single class; and (ii) if required by applicable Law, a simple majority of the votes cast on the Arrangement Resolution by holders of Subordinate Voting Shares and Proportionate Voting Shares (voting separately as a class, unless relief or approval is obtained from the applicable securities regulatory authorities to permit voting as a single class), excluding the votes that are required to be excluded pursuant to MI 61-101;

(v)	for the grant of Dissent Rights as set forth in the Plan of Arrangement;

(vi)	for the notice requirements with respect to the presentation of the application to the Court for the Final Order;

(vii)	that the Meeting may be adjourned or postponed from time to time by management of the Company, subject to the terms of this Agreement, without the need for additional approval of the Court;

(viii)	that the Meeting may be held in-person or be a virtual Meeting or hybrid meeting whereby Company Shareholders may join virtually; and

(ix)	subject to the consent of the Company (such consent not to be unreasonably withheld or delayed), shall also include a request that the Interim Order provide for such other matters as the Purchaser may reasonably require.

(2)	In seeking the Interim Order, the Company shall advise the Court that it is the intention of the Parties to rely upon the exemption from registration provided by Section 3(a)(10) of the U.S. Securities Act with respect to the issuance of all Consideration Shares, Replacement SARs, Replacement Options and Replacement Warrants to be issued pursuant to the Arrangement based upon and conditioned on the Court’s approval of the Arrangement and its determination that the Arrangement is fair and reasonable to holders of Company Shares, Company SARs, Company Options and Company Warrants, as applicable, to whom such securities will be issued by the Purchaser pursuant to the Arrangement, following a hearing and after consideration of the substantive and procedural terms and conditions thereof.

Section 2.3 The Meeting

(1)	The Company covenants that it will:

(a)	convene and conduct the Meeting in accordance with the Interim Order, the Company’s Organizational Documents and applicable Law, including the policies of the CSE, as promptly as reasonably practicable after the date hereof (and in any event not later than June 30, 2020) and, in this regard, the Company may abridge, any time periods that may be abridged under Securities Laws for the purpose of considering the Arrangement Resolution and for any other proper purpose as may be set out in the Company Circular and agreed to by the Purchaser, acting reasonably; set the record date for the Company Shareholders entitled to vote at the Meeting as promptly as reasonably practicable after the date hereof; and not adjourn, postpone or cancel (or propose the adjournment, postponement or cancellation of) the Meeting without the prior written consent of the Purchaser except as required for quorum purposes (in which case the Meeting will be adjourned and not cancelled) or by Law or by a Governmental Entity; provided however, that in the event that: (i) an Acquisition Proposal is publicly disclosed; or (ii) the Company provides a Superior Proposal Notice to the Purchaser on a date that is less than six (6) Business Days before the Meeting, the Company will be entitled to adjourn or postpone the Meeting without the consent of the Purchaser to a date that is not more than five (5) Business Days after the scheduled date of the Meeting;

(b)	subject to the terms of this Agreement, use its commercially reasonable efforts to solicit proxies in favour of the approval of the Arrangement Resolution and against any resolution submitted by any Person that is inconsistent with the Arrangement Resolution and the completion of any of the transactions contemplated herein, including, if so requested by the Purchaser, acting reasonably, or otherwise desirable to the Company, using investment dealers and proxy solicitation services firms selected by the Company and approved by the Purchaser, acting reasonably, to solicit proxies in favour of the approval of the Arrangement Resolution;

(c)	to permit the Purchaser to assist with, and to consult with the Purchaser in regards to, proxy solicitation and to provide the Purchaser with copies of or access to information regarding the Meeting generated by any proxy solicitation services firm engaged by the Company, as requested from time to time by the Purchaser, acting reasonably;

(d)	consult with the Purchaser in fixing the date of the Meeting and the record date of the Meeting;

(e)	advise the Purchaser, at such times as the Purchaser may reasonably request, and at least once daily for the ten (10) Business Days immediately preceding the Meeting, as to the aggregate tally of the proxies received by the Company in respect of the Arrangement Resolution;

(f)	give notice to the Purchaser of the Meeting and allow representatives of the Purchaser and legal counsel to attend the Meeting;

(g)	reasonably promptly, and within one (1) Business Day, advise the Purchaser of any purported exercise or withdrawal of Dissent Rights by Company Shareholders, and the Company shall not settle or compromise or agree to settle or compromise any such claims for Dissent Rights without the prior written consent of the Purchaser; and

(h)	not change the record date for the Company Shareholders entitled to vote at the Meeting in connection with any adjournment or postponement of the Meeting unless required by Law or if requested in writing to do so by the Purchaser.

Section 2.4 The Company Circular

(1)	The Company will, so as to permit the Meeting to be held as promptly as practicable after the date hereof: (i) subject to the Purchaser’s compliance with Section 2.4(4), promptly prepare and complete, in consultation with the Purchaser, the Company Circular, together with any other documents required by Law in connection with the Meeting and the Arrangement; (ii) cause the Company Circular and such other documents to be filed or furnished with the Securities Authorities and the CSE as required by Law and the rules of the CSE, and disseminated to each Company Shareholder and other Person as required by the Interim Order and Law; (iii) to the extent required by Law, as promptly as practicable prepare, file or furnish with the Securities Authorities and any applicable securities exchange, and disseminate to the Company Shareholders and other Persons as required by the Interim Order and Law any supplement or amendment to the Company Circular (after the Purchaser has had a reasonable opportunity to review and comment thereon) if any event will occur which requires such action at any time prior to the Meeting; and (iv) otherwise use its commercially reasonable efforts to comply with all requirements of Law applicable to the Meeting and the Arrangement.

(2)	The Company will ensure that the Company Circular complies in all material respects with the Interim Order and Law, does not contain any Misrepresentation (other than with respect to any information relating to and furnished by the Purchaser for inclusion in the Company Circular) and provides the Company Shareholders with sufficient information to permit them to form a reasoned judgment concerning the matters to be placed before the Meeting. Without limiting the generality of the foregoing, but subject to Section 5.3, the Company Circular must include a statement that the Board has unanimously, after receiving legal and financial advice, determined that the Arrangement is in the best interests of the Company and unanimously recommends that Company Shareholders vote in favour of the Arrangement Resolution (the “Board Recommendation”).

(3)	The Company will allow the Purchaser, and its legal counsel a reasonable opportunity to review and comment on drafts of the Company Circular and other related documents prior to filing the Company Circular with applicable Securities Authorities or Governmental Entities and mailing the Company Circular to Company Shareholders, and will incorporate therein all reasonable comments made by the Purchaser and its legal counsel.

(4)	The Purchaser will provide to the Company in writing all information concerning the Purchaser reasonably requested by the Company and required by Law (including pro forma financial statements prepared in accordance with IFRS) to be included by the Company in the Company Circular or other related documents, and will ensure that such information does not contain any Misrepresentation. The Company and the Purchaser shall use their commercially reasonable efforts to obtain any necessary consents from any of their respective auditors and any other advisors to the use of any financial, technical or other expert information required to be included in the Company Circular and to the identification in the Company Circular of each such advisor.

(5)	The Company shall not be responsible for any information regarding the Purchaser in the Company Circular provided in writing by the Purchaser for inclusion therein and the Purchaser shall indemnify and save harmless each of the Company, the Company’s Subsidiaries and their respective Representatives from and against any and all liabilities, losses, damages, claims, reasonable costs, reasonable expenses, interest awards, judgments and penalties suffered or incurred by any of them in connection with any actions or omissions by any of them in connection with (i) any Misrepresentation or alleged Misrepresentation in any such information regarding the Purchaser provided in writing by the Purchaser for inclusion in the Company Circular; and (ii) any order made, or any inquiry, investigation or proceeding by any securities regulator or other Governmental Entity, to the extent based on any Misrepresentation or any alleged Misrepresentation in any information provided in writing by the Purchaser for inclusion in the Company Circular.

(6)	The Company and the Purchaser will promptly notify each other if any of them becomes aware that the Company Circular contains a Misrepresentation or otherwise requires an amendment or supplement. The Parties will cooperate in the preparation of any such amendment or supplement as required or appropriate and the Company will promptly mail, file or otherwise publicly disseminate any such amendment or supplement to those Persons to whom the Company Circular was sent pursuant to Section 2.4(1) and, if required by the Court or by Law, file the same with the Securities Authorities or any other Governmental Entity as required.

Section 2.5 Final Order

If the Interim Order is obtained and the Arrangement Resolution is passed at the Meeting as provided for in the Interim Order, the Company will, as soon as reasonably practicable (but in any event within three (3) Business Days) thereafter, take all steps necessary or desirable to submit the Arrangement to the Court and diligently pursue an application for the Final Order pursuant to the OBCA.

Section 2.6 Court Proceedings

In connection with all Court proceedings relating to obtaining the Interim Order and the Final Order, the Company will diligently pursue, and cooperate with the Purchaser in diligently pursuing, the Interim Order and the Final Order and the Company will provide the Purchaser and its legal counsel with reasonable opportunity to review and comment upon drafts of all material to be filed with the Court in connection with the Arrangement (including by providing, on a timely basis and prior to the service and filing of such material, a description of any information required to be supplied by the Purchaser for inclusion in such material) and the Company will accept the reasonable comments of the Purchaser and its legal counsel on such material. The Company will ensure that all material filed with the Court in connection with the Arrangement is consistent in all material respects with the terms of this Agreement and the Plan of Arrangement. In addition, the Company will not object to legal counsel to the Purchaser making such submissions in support of the application for the Interim Order and the application for the Final Order; provided however, that the Purchaser advises the Company of the nature of any such submissions not less than one (1) Business Day prior to the hearing and the Purchaser has given reasonable consideration to any comments from the Company and its legal counsel with respect thereto. The Company will also provide legal counsel to the Purchaser on a timely basis with copies of any notice, evidence or other documents served on the Company or its legal counsel in respect of the application for the Final Order or any appeal therefrom, and any notice, written or oral, indicating the intention of any Person to appeal, or oppose the granting of, the Interim Order or Final Order. Subject to Law, no Party will file any material with, or make any submissions to, the Court in connection with the Arrangement or serve any such material, and will not agree to modify or amend materials so filed or served, except as contemplated hereby or with the other Party’s prior written consent, not to be unreasonably withheld, delayed or conditioned; provided however, that nothing herein will require the Purchaser to agree or consent to any increased purchase price or other consideration or other modification or amendment to such filed or served materials that materially expands or increases the Purchaser’s obligations set forth in any such filed or served materials or under this Agreement. If at any time after the issuance of the Final Order and prior to the Effective Date, the Company is required by the terms of the Final Order or by Law to return to Court with respect to the Final Order, it will provide immediate written notice to the Purchaser and will do so only after providing such written notice.

Section 2.7 Treatment of Convertible Securities

Subject to Section 2.12, and all other terms and conditions of this Agreement and the Plan of Arrangement, pursuant to the Arrangement:

(1)	all outstanding Company Options, whether vested or unvested, shall cease to represent an option or other right to acquire Company Shares and shall be exchanged at the Effective Time for Replacement Options;

(2)	all outstanding Company SARs, whether vested or unvested, shall cease to represent a stock appreciation right determined with reference to Company Shares and shall be exchanged at the Effective Time for Replacement SARs;

(3)	all outstanding Company Warrants, whether vested or unvested, shall cease to represent a warrant or other right to acquire Company Shares and shall be exchanged at the Effective Time for Replacement Warrants;

all in accordance with and subject to the provisions of the Plan of Arrangement.

Section 2.8 Articles of Arrangement and Effective Date

(1)	The Articles of Arrangement will implement the Plan of Arrangement. The Articles of Arrangement will include the form of the Plan of Arrangement attached to this Agreement as Schedule A, as it may be amended from time to time in accordance with the terms hereof.

(2)	The Company will file the Articles of Arrangement with the Director on the date upon which the Company and the Purchaser agree in writing as the date upon which the Arrangement becomes effective or, in the absence of such agreement, on the second Business Day after the satisfaction or, where not prohibited, the waiver by the applicable Party in whose favour the condition is, of the conditions set out in Article 6 (excluding conditions that, by their terms, cannot be satisfied until the Effective Date, but subject to the satisfaction or, where not prohibited, the waiver by the applicable Party in whose favour the condition is, of those conditions as of the Effective Date), and the Arrangement shall be effective at the Effective Time on the Effective Date and will have all of the effects provided by applicable Law.

(3)	The closing of the Arrangement will take place at the offices of Osler, Hoskin & Harcourt LLP in Toronto, Ontario, or at such other location as may be agreed upon by the Parties (“Closing”). The Parties agree that all requisite closing documents may be exchanged electronically at the closing, and that documents so exchanged shall be binding for all purposes. The date on which the closing occurs is referred to herein as the “Closing Date”.

Section 2.9 Payment of Consideration

Concurrently with or prior to the filing by the Company of the Articles of Arrangement with the Director, the Purchaser will deliver to its transfer agent (with a copy to the Depositary), a treasury direction, irrevocably instructing the Purchaser’s transfer agent to issue sufficient Consideration Shares to pay the aggregate Consideration to be paid to Company Shareholders (other than the Purchaser and any Dissenting Shareholders) under the Arrangement at the Effective Time.

Section 2.10 Dissenting Shareholders

Registered Company Shareholders may exercise Dissent Rights with respect to their Company Shares in connection with the Arrangement pursuant to and in the manner set forth in the Plan of Arrangement. The Company will give the Purchaser prompt notice of (i) any written notice of any Dissent Rights exercised or purported to have been exercised by any Company Shareholder received by the Company in relation to the Meeting and Arrangement Resolution and any withdrawal of Dissent Rights received by the Company and, subject to applicable Laws, any written communications sent by or on behalf of the Company to any Company Shareholder exercising or purporting to exercise Dissent Rights in relation to the Arrangement Resolution and (ii) any claim or other Action commenced (or, to the Company’s Knowledge, threatened) by any present, former or purported holder of any securities of the Company in connection with the transactions contemplated hereby. Other than as required by applicable Law, the Company shall not make any payment or settlement offer, or agree to any settlement, prior to the Effective Time with respect to any such dissent, notice or instrument or claim or other Action unless the Purchaser, acting reasonably, shall have given its written consent to such payment, settlement offer or agreement, as applicable.

Section 2.11 Tax Election

The Company will file an election with Canada Revenue Agency to cease to be a public corporation for the purposes of the Tax Act as soon as practicable following satisfaction of the prescribed conditions for making such an election.

Section 2.12 Intended Tax Treatment

The Purchaser and the Company acknowledge and agree that it is intended that, for U.S. federal income tax purposes, (a) the Arrangement shall qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and (b) this Agreement, together with the Plan of Arrangement, shall constitute a plan of reorganization within the meaning of Treasury Regulation Section 1.368-2(g) (the “Intended Tax Treatment”). The Purchaser, the Company and the Company Securityholders shall not take any reporting position inconsistent with the Intended Tax Treatment for U.S. federal income tax purposes, unless otherwise required by applicable Law.

Section 2.13 U.S. Securities Law Matters

The Parties agree that the Arrangement will be carried out with the intention that all Consideration Shares and the Replacement Options, Replacement SARs and Replacement Warrants will be issued in reliance on the exemption from the registration requirements of the U.S. Securities Act provided by Section 3(a)(10) thereof. In order to ensure the availability of the exemption under Section 3(a)(10) of the U.S. Securities Act and to facilitate the Purchaser’s compliance with other U.S. Securities Laws, the Parties agree that the Arrangement will be carried out on the following basis:

(a)       pursuant to Section 2.2(2), prior to the issuance of the Interim Order, the Court will be advised as to the intention of the Parties to rely on the exemption provided by Section 3(a)(10) of the U.S. Securities Act with respect to the issuance of all Consideration Shares, Replacement Options, Replacement SARs and Replacement Warrants pursuant to the Arrangement based on the Court’s approval of the Arrangement;

(b)       prior to the issuance of the Interim Order, the Company will file with the Court a copy of the proposed text of the Company Circular together with any other documents required by applicable Law in connection with the Meeting;

(c)       the Court will be requested to satisfy itself as to the substantive and procedural fairness of the Arrangement to the holders of Company Shares, Company Options, Company SARs and Company Warrants;

(d)       the Company will ensure that each Company Shareholder and any other Person entitled to receive Consideration Shares, Replacement Options, Replacement SARs and Replacement Warrants, as applicable, pursuant to the Arrangement will be given adequate and appropriate notice advising them of their right to attend the hearing of the Court to give approval to the Arrangement and providing them with sufficient information necessary for them to exercise that right;

(e)       all Persons entitled to receive Consideration Shares and Replacement Warrants pursuant to the Arrangement will be advised that such Consideration Shares and Replacement Warrants issued pursuant to the Arrangement have not been registered under the U.S. Securities Act and will be issued in reliance on the exemption provided by Section 3(a)(10) of the U.S. Securities Act and shall be without trading restrictions under the U.S. Securities Act (other than those that would apply under the U.S. Securities Act in certain circumstances to Persons who are, or have been within 90 days prior to the Effective Time, affiliates (as defined by Rule 144 under the U.S. Securities Act) of the Purchaser;

(f)       the Final Order approving the terms and conditions of the Arrangement that is obtained from the Court will expressly state that the Arrangement is approved by the Court as fair and reasonable to all Persons entitled to receive Consideration Shares, Replacement Options, Replacement SARs and Replacement Warrants, as applicable, pursuant to the Arrangement;

(g)       the Interim Order approving the Meeting will specify that each Person entitled to receive Consideration Shares, Replacement Options, Replacement SARs and Replacement Warrants pursuant to the Arrangement will have the right to appear before the Court at the hearing of the Court to give approval of the Arrangement so long as they enter an appearance within a reasonable time;

(h)       holders of Company Options, Company SARs and Company Warrants entitled to receive Replacement Options, Replacement SARs and Replacement Warrants pursuant to the Arrangement will be advised that the Replacement Options, Replacement SARs and Replacement Warrants issued pursuant to the Arrangement have not been registered under the U.S. Securities Act and will be issued and exchanged by the Purchaser in reliance on the exemption provided under Section 3(a)(10) of the U.S. Securities Act, but that such exemption does not exempt the issuance of securities upon the exercise of such Replacement Options, Replacement SARs or Replacement Warrants; therefore, the Purchaser Common Shares issuable upon exercise of the Replacement Options and Replacement Warrants cannot be issued in the United States or to a Person in the United States in reliance on the exemption under Section 3(a)(10) of the U.S. Securities Act and the Replacement Options and Replacement Warrants may only be exercised and the underlying Purchaser Common Shares issued pursuant to a then-available exemption from the registration requirements of the U.S. Securities Act and applicable state securities laws;

(i)       each holder of Company Shares will be advised that with respect to Consideration Shares and Replacement Warrants issued to Persons who are, or have been within 90 days prior to the Effective Time, affiliates (as defined by Rule 144 under the U.S. Securities Act) of the Purchaser, such securities will be subject to restrictions on resale under U.S. securities Laws, including Rule 144 under the U.S. Securities Act;

(j)       the Court will hold a hearing before approving the fairness of the terms and conditions of the Arrangement and issuing the Final Order; and

(k)       the Company shall request that the Final Order shall include a statement to substantially the following effect:

“This Order will serve as a basis of a claim to an exemption, pursuant to Section 3(a)(10) of the United States Securities Act of 1933, as amended, from the registration requirements otherwise imposed by that Act, regarding the offer and sale of securities of the Purchaser pursuant to the Plan of Arrangement.”

Article 3
REPRESENTATIONs AND WARRANTIES

Section 3.1 Representations and Warranties of the Company

(1)	Except as set forth in the corresponding sections or subsections of the disclosure letter delivered to the Purchaser by the Company concurrently with this Agreement (the “Company Disclosure Letter”) (it being agreed that disclosure of any item in any section or subsection of the Company Disclosure Letter will be deemed disclosure with respect to any other section or subsection to which the relevance of such item is readily apparent on its face), the Company hereby represents and warrants to the Purchaser as set forth in Schedule C hereto and acknowledges and agrees that the Purchaser is relying upon such representations and warranties in connection with the entering into of this Agreement.

(2)	The Purchaser acknowledges that, except as may be expressly set forth in this Agreement, including Schedule C, neither the Company nor any of its Subsidiaries nor any of its respective officers, directors, employees or representatives make or have made any representation or warranty, express or implied, at law or in equity, in respect of the Company or its Subsidiaries or their businesses, their past, current or future financial condition, their properties, assets, liabilities or operations, their past, current or future profitability or performance, or any other matter, individually or in the aggregate. Except for the representations and warranties contained in this Agreement including in Schedule C, the Purchaser expressly disclaims reliance on any representation or warranty, any statement or information made, communicated or furnished (orally or in writing) to the Purchaser or its representatives.

(3)	The representations and warranties of the Company contained in this Agreement will not survive the completion of the Arrangement and will expire and be terminated on the earlier of the Effective Time and the date on which this Agreement is terminated in accordance with its terms.

Section 3.2 Representations and Warranties of the Purchaser

(1)	The Purchaser represents and warrants to the Company as set forth in Schedule D hereto and acknowledges and agrees that the Company is relying upon such representations and warranties in connection with the entering into of this Agreement.

(2)	The Company acknowledges that, except as may be expressly set forth in this Agreement including Schedule D, neither the Purchaser nor any of its respective officers, directors, employees or representatives make or have made any representation or warranty, express or implied, at law or in equity, in respect of the Purchaser or its businesses, its past, current or future financial condition, its properties, assets, liabilities or operations, its past, current or future profitability or performance, or any other matter, individually or in the aggregate. Except for the representations and warranties contained in this Agreement including in Schedule D, the Company expressly disclaims reliance on any representation or warranty, any statement or information made, communicated or furnished (orally or in writing) to the Company or its representatives.

(3)	The representations and warranties of the Purchaser contained in this Agreement will not survive the completion of the Arrangement and will expire and be terminated on the earlier of the Effective Time and the date on which this Agreement is terminated in accordance with its terms.

Article 4
COVENANTS

Section 4.1 Conduct of Business of the Company

The Company covenants and agrees that, until the earlier of the Effective Time and the time that this Agreement is terminated in accordance with its terms, unless the Purchaser otherwise consents in writing (to the extent that such consent is permitted by applicable Law), or as is otherwise expressly permitted or specifically contemplated by this Agreement or the Plan of Arrangement or as is otherwise required by applicable Law:

(a)	the respective businesses of the Company and its Subsidiaries will be conducted, their respective facilities will be maintained, and the Company and its Subsidiaries will continue to operate their respective businesses, only in the Ordinary Course;

(b)	the Company and its Subsidiaries will comply in all material respects with the terms of all Company Material Contracts and the Company will use commercially reasonable efforts to maintain and preserve intact its and its Subsidiaries’ respective business organizations, assets, properties, rights, goodwill and business relationships and keep available the services of its and its subsidiaries’ respective officers and employees as a group, except as disclosed in Section 4.1(b) of the Company Disclosure Letter;

(c)	except as disclosed in Section 4.1(c) of the Company Disclosure Letter, Abacus U.S. will comply in all respects with the terms of the Aidance Agreements and will not terminate, fail to renew, cancel, waive, release, grant or transfer any rights or modify or change in any respect, the Aidance Agreements;

(d)	the Company will not, and will not permit any of its Subsidiaries to, directly or indirectly:

(i)	alter or amend its articles, charter, by-laws or other constating documents;

(ii)	declare, set aside or pay any dividend on or make any distribution or payment or return of capital in respect of the Company Shares;

(iii)	split, divide, consolidate, combine or reclassify any Company Shares or any other securities of the Company;

(iv)	issue, grant, sell or pledge or authorize or agree to issue, grant, sell or pledge any Company Shares or other securities of the Company or its Subsidiaries (including, for greater certainty, Company Options, Company SARs, Company Warrants or any equity-based awards), or securities convertible into or exchangeable or exercisable for, or otherwise evidencing a right to acquire, Company Shares or other securities of the Company or its Subsidiaries, other than (A) the issuance of Subordinate Voting Shares issuable pursuant to the exercise of Company Options or Company Warrants, as applicable, outstanding on the date hereof, (B) the issuances disclosed in Section 4.1 of the Company Disclosure Letter, and (C) the issuance by a Subsidiary of the Company of shares to the Company or a wholly-owned Subsidiary of the Company;

(v)	redeem, purchase or otherwise acquire or offer to redeem, purchase or otherwise acquire, any of its outstanding Company Shares or other securities or securities convertible into or exchangeable or exercisable for Company Shares or any such other securities unless otherwise required by the terms of such securities;

(vi)	amend the terms of any securities of the Company or its Subsidiaries;

(vii)	adopt a plan of liquidation or resolution providing for the liquidation or dissolution of the Company or any of its Subsidiaries;

(viii)	reorganize, amalgamate or merge with any other Person;

(ix)	make any material changes to any of its accounting policies, principles, methods, practices or procedures (including by adopting any material new accounting policies, principles, methods, practices or procedures), except as required by applicable Laws or under IFRS;

(x)	make any material change to its general practices and policies relating to the payment of accounts payable or the collection of accounts receivable;

(xi)	reduce the stated capital of any class or series of the Company Shares;

(xii)	except as disclosed in Section 4.1(d)(xii) of the Company Disclosure Letter, take any action to accelerate the vesting of any Company Options, Company SARs or Company Warrants or to modify the exercise price of any Company Options, Company SARs or Company Warrants or otherwise modify the Long-Term Incentive Plan or any award agreements issuing Company Options, Company SARs or Company Warrants thereunder;

(xiii)	except for the sale of inventory in the Ordinary Course, sell, pledge, lease, licence, dispose of or encumber any assets or properties (including the shares or other equity securities) of the Company or of any of its Subsidiaries;

(xiv)	(A) acquire (by merger, amalgamation, consolidation, arrangement or acquisition of shares or other equity securities or interests or assets or otherwise) any corporation, partnership, association or other business organization or division thereof or any property or asset, or make any investment by the purchase of securities, contribution of capital, property transfer, or purchase of any property or assets of any other Person (in each case, other than in the Ordinary Course), or (B) enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement with respect to such a transaction;

(xv)	incur any indebtedness (including the making of any payments in respect thereof, including any premiums or penalties thereon or fees in respect thereof) or issue any debt securities, or assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other Person, or make any loans or advances to any other Persons, except to employees pursuant to policies to reimburse expenses in advance or pursuant to or in respect of existing credit facilities or debt instruments or the maintenance or extension thereof (or the agreements, indentures or guarantees governing or relating to such facilities or instruments, or the maintenance or extension thereof);

(xvi)	pay, discharge or satisfy any material claim, liability or obligation prior to the same being due, other than the payment, discharge or satisfaction of liabilities reflected or reserved against in the Company Interim Financial Statements, or voluntarily waive, release, assign, settle or compromise any Action;

(xvii)	settle or compromise any Action brought by any present, former or purported holder of its securities in connection with the transactions contemplated by this Agreement or the Arrangement;

(xviii)	except as disclosed in Section 4.1(d)(xviii) of the Company Disclosure Letter, enter into any material new line of business, enterprise or other activity that is inconsistent with the existing businesses of the Company and its Subsidiaries in the manner such existing businesses generally have been carried on;

(xix)	expend or commit to expend any amounts with respect to capital expenses, where such expenditure or commitment exceeds $100,000 individually or in the aggregate, except to the extent reserved for in the Company Interim Financial Statements;

(xx)	abandon or fail to diligently pursue any application for any licences, permits, authorizations or registrations;

(xxi)	terminate, fail to renew, cancel, waive, release, grant or transfer any rights of material value or modify or change in any material respect any existing Permit or Material Contract except as required by its terms;

(xxii)	enter into any lease or sublease of real property (whether as a lessor, sublessor, lessee or sublessee), or modify, amend or exercise any right to renew any lease or sublease of real property or acquire any interest in real property; or

(xxiii)	authorize any of the foregoing, or enter into or modify any Contract to do any of the foregoing;

(e)	Abacus U.S. will not, directly or indirectly, amend, waive, alter, change or in any way modify the Aidance Agreements without the prior written consent of the Purchaser, which consent may be granted, withheld or conditioned in the Purchaser’s sole discretion;

(f)	without the consent of the Purchaser, neither the Company nor any of its Subsidiaries will, except in the Ordinary Course, consistent with historical practice, or pursuant to any existing Contracts or employment, pension, supplemental pension, termination or compensation arrangements or policies or plans in effect on the date hereof, or except as is necessary to comply with applicable Laws:

(i)	except as disclosed in Section 4.1(f)(i) of the Company Disclosure Letter, enter into or materially modify any employment, severance, separation, change-in-control, retention, collective bargaining or similar agreements or arrangements with, or take any action with respect to or grant any salary increases, bonuses, benefits, retention, severance or termination pay to, any Company Employees or any consultants or independent contractors of the Company or any of its Subsidiaries

(ii)	terminate the employment of any Company Employees other than for cause;

(iii)	adopt or amend or make any contribution to or any award under any Company Plan or other bonus, profit sharing, pension, retirement, deferred compensation, insurance, incentive compensation, compensation or other similar plan, agreement, trust, fund or arrangement for the benefit of directors or senior officers or former directors or senior officers of the Company or any of its Subsidiaries; or

(iv)	except as disclosed in Section 4.1(f)(iv) of the Company Disclosure Letter, take any action to accelerate the time of payment of any compensation or benefits, amend or waive any performance or vesting criteria or accelerate vesting under any Company Plan;

(g)	the Company will not grant to any officer or director of the Company any equity based awards pursuant to any Company Plan or otherwise;

(h)	the Company will not, and will not permit any of its Subsidiaries to, make any loan to any officer or director of the Company or any of its Subsidiaries, except for the advance of expenses consistent with past practice;

(i)	the Company will use its commercially reasonable efforts to cause the current insurance (or re-insurance) policies maintained by the Company or any of its Subsidiaries, including directors’ and officers’ insurance, not to be cancelled or terminated and to prevent any of the coverage thereunder from lapsing, unless at the time of such termination, cancellation or lapse, replacement policies having comparable deductions and providing coverage comparable to or greater than the coverage under the cancelled, terminated or lapsed policies for substantially similar premiums are in full force and effect; provided, however, that, except as contemplated by Section 4.10, none of the Company or any of its Subsidiaries will obtain or renew any insurance (or re-insurance) policy for a term exceeding twelve (12) months;

(j)	the Company will promptly provide written notice to the Purchaser of the resignation of any of its senior management employees;

(k)	the Company will, and will cause each of its Subsidiaries to:

(i)	except as disclosed in Section 4.1(k)(i) of the Company Disclosure Letter, duly and timely file all Tax Returns required to be filed by it on or after the date hereof and all such Tax Returns will be true, complete and correct in all material respects;

(ii)	timely withhold, collect, remit and pay all Taxes which are to be withheld, collected, remitted or paid by it to the extent due and payable, unless such Taxes are disputed in good faith and the Company has taken adequate reserves therefor in accordance with IFRS;

(iii)	not change in any material respect any of its methods of reporting income or deductions or accounting for income tax purposes from those employed in the preparation of their most recently filed Tax Returns and financial statements except as may be required by applicable Laws;

(iv)	not make, change, revoke or rescind any material election relating to Taxes or make any material amendment with respect to any Tax Return except as may be required by applicable Laws;

(v)	not surrender any right to claim a material Tax refund, offset or other reduction in Tax liability;

(vi)	not consent to any extension or waiver of the limitation period applicable to any material Tax claim or assessment or reassessment (other than as a result of an extension to file any Tax Return);

(vii)	not settle, compromise or agree to the entry of judgment with respect to any Action relating to Taxes; and

(viii)	not enter into any tax sharing, tax allocation or tax indemnification agreement; and

(ix)	use all reasonable best efforts to cause the Arrangement to constitute a reorganization under Section 368(a) of the Code and not take any action or fail to take any action required hereby that could reasonably be expected to prevent or impede the Arrangement from qualifying as a reorganization within the meaning of Section 368(a) of the Code;

(l)	the Company will not, and will not permit any of its Subsidiaries to, enter into or renew any Contract, other than existing Contracts listed in Section 4.1(l) of the Company Disclosure Letter, containing:

(i)	any limitation or restriction on the ability of the Company or any of its Subsidiaries or, following completion of the transactions contemplated hereby, the ability of the Purchaser or any of its Affiliates, to engage in any type of activity or business;

(ii)	any limitation or restriction on the manner in which, or the localities in which, all or any portion of the business of the Company or any of its Subsidiaries or, following consummation of the transactions contemplated hereby, all or any portion of the business of the Purchaser or any of its Affiliates, is or would be conducted; or

(iii)	any limitation or restriction on the ability of the Company or any of its Subsidiaries or, following completion of the transactions contemplated hereby, the ability of the Purchaser or any of its Affiliates, to solicit customers or employees;

(m)	the Company will not, and will not permit any of its Subsidiaries to, take any action that would reasonably be expected to prevent or significantly impede or materially delay the completion of the Arrangement;

(n)	the Company will pay or cause to be satisfied all Company Transaction Expenses on or prior to the Effective Date; and

(o)	the Company shall deliver to the Purchaser (i) all interim and annual financial statements required under Securities Laws for any periods following the date of the Interim Financial Statements (the “Subsequent Financial Statements”), and (ii) all Tax Returns required to be filed by the Company and any of its Subsidiaries between the date hereof and the Effective Time (the “Subsequent Tax Returns”). The Subsequent Financial Statements and the Subsequent Tax Returns shall be delivered to the Purchaser promptly after such Subsequent Financial Statements and Subsequent Tax Returns are first filed with the applicable Governmental Entity. The Subsequent Financial Statements and the Subsequent Tax Returns shall be prepared in a manner, and shall contain such information, such that the representations and warranties of the Company set forth in Section (9) and Section (26) of Schedule C will be true and correct as of the Effective Time, substituting references to “Company Financial Statements,” with “Subsequent Financial Statements,” as applicable, and references to “Tax Returns” for “Subsequent Tax Returns”.

Subject to the obligations of the Company herein, Purchaser shall not have the right to control, directly or indirectly, the operations or the business of the Company or any of  its Subsidiaries at any time prior to the Effective Time. In the event that the Company or any of its Subsidiaries determines that it is in its best interest of the Company or any Subsidiary to take an action or not to take an action as a result of the COVID-19 pandemic, and the taking of such action or failure to take such action would result in a breach by the Company of any of its covenants in this Section 4.1, the Company shall seek, and shall be required to obtain, the prior written consent of the Purchaser, which consent will not be unreasonably withheld.

Section 4.2 Conduct of the Business of the Purchaser

The Purchaser covenants and agrees that, until the earlier of the Effective Time and the time that this Agreement is terminated in accordance with its terms, unless the Company otherwise consents in writing (to the extent that such consent is permitted by applicable Law), which consent will not be unreasonably withheld, conditioned or delayed, or as is otherwise expressly permitted or specifically contemplated by this Agreement or the Plan of Arrangement or as is otherwise required by applicable Law:

(a)	the Purchaser and its Subsidiaries will continue to operate their respective businesses, only in the Ordinary Course;

(b)	the Purchaser and its Subsidiaries will use commercially reasonable efforts to maintain and preserve intact its and its Subsidiaries’ respective business organizations, assets, properties, rights, goodwill and business relationships and keep available the services of its and its Subsidiaries’ respective officers and employees as a group;

(c)	the Purchaser will not, directly or indirectly:

(i)	alter or amend its articles, charter, by-laws or other constating documents;

(ii)	declare, set aside or pay any dividend on or make any distribution or payment or return of capital in respect of the Purchaser Shares;

(iii)	split, divide, consolidate, combine or reclassify any Purchaser Shares or any other securities of the Purchaser;

(iv)	enter into any agreement or arrangement in respect of, or complete, a transaction that would be a “significant acquisition” (as such term is defined in Part 8 of National Instrument 51-102 – Continuous Disclosure Obligations (“NI 51-102”), or be a party to any proposed acquisition that has progressed to the state where a reasonable person would believe that the likelihood of the Purchaser completing the acquisition is high and would be a “significant acquisition” for the purposes of Part 8 of NI 51-102 if completed;

(v)	redeem, purchase or otherwise acquire or offer to redeem, purchase or otherwise acquire, any of its outstanding Purchaser Shares or other securities or securities convertible into or exchangeable or exercisable for Purchaser Shares or any such other securities unless otherwise required by the terms of such securities;

(vi)	amend the terms of the Purchaser Shares;

(vii)	adopt a plan of liquidation or resolution providing for the liquidation or dissolution of the Purchaser or any of its material Subsidiaries;

(viii)	reorganize, amalgamate or merge the Purchaser with any other Person;

(ix)	make any material changes to any of its accounting policies, principles, methods, practices or procedures (including by adopting any material new accounting policies, principles, methods, practices or procedures), except as required by applicable Laws or under IFRS;

(x)	reduce the stated capital of any class or series of the Purchaser Shares;

(xi)	settle or compromise any Action brought by any present, former or purported holder of its securities in connection with the transactions contemplated by this Agreement or the Arrangement;

(xii)	materially change the nature of the business carried on by the Purchaser and its Subsidiaries, taken as a whole; or

(xiii)	authorize any of the foregoing, or enter into or modify any Contract to do any of the foregoing;

(d)	the Purchaser will, and will cause each of its Subsidiaries to:

(i)	duly and timely file all Tax Returns required to be filed by it on or after the date hereof and all such Tax Returns will be true, complete and correct in all material respects;

(ii)	timely withhold, collect, remit and pay all Taxes which are to be withheld, collected, remitted or paid by it to the extent due and payable, unless such Taxes are disputed in good faith and the Purchaser has taken adequate reserves therefor in accordance with IFRS;

(iii)	not change in any material respect any of its methods of reporting income or deductions or accounting for income tax purposes from those employed in the preparation of their most recently filed Tax Returns and financial statements except as may be required by applicable Laws; and

(iv)	not make, change, revoke or rescind any material election relating to Taxes or make any material amendment with respect to any Tax Return except as may be required by applicable Laws;

(e)	use all reasonable best efforts to cause the Arrangement to constitute a reorganization under Section 368(a) of the Code and not take any action or fail to take any action required hereby that could reasonably be expected to prevent or impede the Arrangement from qualifying as a reorganization within the meaning of Section 368(a) of the Code; and

(f)	the Purchaser will not, and will not permit any of its Subsidiaries to, take any action that would reasonably be expected to prevent or significantly impede or materially delay the completion of the Arrangement.

For greater certainty, nothing in this Section 4.2 shall prohibit the Purchaser from converting proportionate voting shares of the Purchaser into Purchaser Common Shares in accordance with the terms of the Purchaser’s articles.

Subject to the obligations of the Purchaser herein, the Company shall not have the right to control, directly or indirectly, the operations or the business of the Purchaser or any of its Subsidiaries at any time prior to the Effective Time.

In the event that the Purchaser or its Subsidiary determines that it is in its best interest of the Purchaser or its Subsidiary to take an action or not to take an action as a result of the COVID-19 pandemic, and the taking of such action or failure to take such action would result in a breach by the Purchaser of any of its covenants in this Section 4.2, the Purchaser shall seek, and shall be required to obtain, the prior written consent of the Company, which consent will not be unreasonably withheld.

Section 4.3 Regulatory Approvals

(1)	The Parties will cooperate with each other and use their respective commercially reasonable efforts to take or cause to be taken all actions and do or cause to be done all things reasonably necessary, proper or advisable on their part under this Agreement and Law to consummate and make effective the Transaction as soon as practicable, including, without limiting the generality of Section 4.3(1), concurrently with the execution of this Agreement or as soon as reasonably practicable thereafter, making such applications and submissions as may be required in order to obtain and maintain the Required Regulatory Approvals and such other Regulatory Approvals reasonably deemed by the Purchaser to be necessary, acting reasonable, or otherwise advisable in connection with the Arrangement and this Agreement.

(2)	The Parties will cooperate with one another in connection with obtaining the Regulatory Approvals (including the Required Regulatory Approvals) including by providing or submitting on a timely basis, and as promptly as practicable, all documentation and information that is required in connection with obtaining the Regulatory Approvals (including the Required Regulatory Approvals) and use their reasonable commercial efforts to ensure that such information does not contain a Misrepresentation; provided however, that nothing in this provision will require a Party to provide information that is not in its possession or not otherwise reasonably available to it. For greater certainty, each Party hereby agrees that from the date hereof until the earlier of: (i) the Effective Time; and (ii) this Agreement having been terminated in accordance with its terms, it will use commercially reasonable efforts to obtain the Regulatory Approvals (including the Required Regulatory Approvals) as soon as reasonably practicable.

(3)	The Parties will: (i) cooperate with and keep one another fully informed as to the status of and the processes and proceedings relating to obtaining the Regulatory Approvals (including the Required Regulatory Approvals) and will promptly notify each other of any communication from any Governmental Entity in respect of the Arrangement or this Agreement; and (ii) respond, as soon as reasonably practicable, to any requests for information from a Governmental Entity in connection with obtaining the Required Regulatory Approvals.

(4)	Each Party will promptly notify the other Party if it becomes aware that any: (i) application, filing, document or other submission for the Required Regulatory Approvals contains a Misrepresentation; or (ii) any Required Regulatory Approval contains, reflects or was obtained following the submission of any application, filing, document or other submission containing a Misrepresentation, such that an amendment or supplement may be necessary or advisable. In such case, the Parties will cooperate in the preparation, filing and dissemination, as applicable, of any such amendment or supplement.

(5)	The Parties will request that the Required Regulatory Approvals be processed by the applicable Governmental Entity on an expedited basis where possible and, to the extent that a public hearing is held, the Parties will request the earliest possible hearing date for the consideration of the Required Regulatory Approvals.

(6)	If any objections are asserted with respect to the Transaction contemplated by this Agreement under any Law, or if any proceeding is instituted or threatened by any Governmental Entity challenging or which could lead to a challenge of any of the Transaction contemplated by this Agreement as not in compliance with Law or as not satisfying any applicable legal text under a Law necessary to obtain the Required Regulatory Approvals, the Parties will use their reasonable commercial efforts consistent with the terms of this Agreement to resolve such proceeding so as to allow the Effective Time to occur on or prior to the Outside Date.

(7)	Notwithstanding the foregoing in this Section 4.3, the Company will use its commercially reasonable efforts to obtain and maintain the Required Regulatory Approvals and will make or agree to any undertaking, agreement, or action required to obtain and maintain such Required Regulatory Approvals; provided however, that the Company will not be required to make or agree to any undertaking, agreement or action where such undertaking, agreement or action would have a substantial negative impact on, or impose a substantial negative burden on, the Company and its Subsidiaries, considered as a whole.

(8)	The Company will be responsible for and will pay or cause to be paid by the applicable Subsidiary any and all filing fees and applicable Taxes payable to a Governmental Entity by any of the Company or its Subsidiaries in connection with any application, notification or filing in respect of any of the Regulatory Approvals to be obtained by the Company or one of its Subsidiaries, provided however that the Purchaser shall pay all filing fees and applicable Taxes payable in respect of any Required Regulatory Approvals.

Section 4.4 Covenants of the Company Regarding the Arrangement

(1)	Subject to the provisions of this Agreement, the Company will perform, and will cause its Subsidiaries to perform, all obligations required to be performed by each of them under this Agreement, cooperate with the Purchaser in connection therewith, and to do all such other commercially reasonable acts and things as may be necessary in order to consummate and make effective, as soon as reasonably practicable, the transactions contemplated hereby and, without limiting the generality of the foregoing, the Company will and, where appropriate, will cause its Subsidiaries to:

(a)	promptly advise the Purchaser in writing of any event, change or development that has resulted in, or that to the Company’s Knowledge would have, a Material Adverse Effect in respect of the Company;

(b)	promptly advise the Purchaser in writing of any material Action commenced or, to its knowledge, threatened against, relating to or involving or otherwise affecting the Company, its Subsidiaries or its or their respective assets;

(c)	use commercially reasonable efforts to obtain all other third Person consents, waivers, Permits, Licenses, exemptions, orders, approvals, agreements, amendments and modifications to Contracts that are necessary to permit or otherwise required in connection with the consummation of the Transaction; and

(d)	using its commercially reasonable efforts to, on prior written approval of the Purchaser, oppose, lift or rescind any injunction, restraining or other order, decree or ruling seeking to restrain, enjoin or otherwise prohibit or adversely affect the consummation of the Arrangement and defend, or cause to be defended, any proceedings to which it is a party or brought against it or its directors or officers challenging the Arrangement or this Agreement.

Section 4.5 Covenants of the Purchaser Regarding the Arrangement

(1)	Subject to the provisions of this Agreement, the Purchaser will perform, and will cause its Subsidiaries to perform, all obligations required to be performed by each of them under this Agreement, cooperate with the Company in connection therewith and do all such other commercially reasonable acts and things as may be necessary in order to consummate and make effective, as soon as reasonably practicable, the transactions contemplated hereby and, without limiting the generality of the foregoing, the Purchaser will and, where appropriate, will cause its Subsidiaries to:

(a)	promptly advise the Company in writing of any event, change or development that has resulted in, or that to the Purchaser’s Knowledge would have, a Material Adverse Effect in respect of the Purchaser;

(b)	promptly advise the Company in writing of any material Action commenced or, to its knowledge, threatened against, relating to or involving or otherwise affecting the Purchaser, its Subsidiaries or its or their respective assets;

(c)	obtain any necessary approvals for the listing of the Consideration Shares and Purchaser Common Shares to be issued upon exercise of the Replacement Options and Replacement Warrants forming part of the Consideration following the Effective Date on the TSX;

(d)	at or prior to the Effective Time, allot and reserve for issuance a sufficient number of Consideration Shares, and Purchaser Common Shares to be issued upon exercise of the Replacement Options and Replacement Warrants, to meet its obligations under the Plan of Arrangement; and

(e)	oppose, lift or rescind any injunction, restraining or other order, decree or ruling seeking to restrain, enjoin or otherwise prohibit or adversely affect the consummation of the Arrangement and defend, or cause to be defended, any proceedings to which it is a party or brought against it or its directors or officers challenging the Arrangement or this Agreement.

Section 4.6 Company Covenant Regarding Convertible Securities

The Board will not accelerate the vesting of the Company Options, Company Warrants or Company SARs and the Board will otherwise deal with such securities in accordance with their terms and will take all actions necessary or advisable to ensure that such securities are exchanged as contemplated in the Plan of Arrangement.

Section 4.7 Purchaser Covenants Regarding Convertible Securities

(1)	The Purchaser shall issue Replacement SARs, Replacement Options and Replacement Warrants in exchange for the Company SARs, Company Options and Company Warrants, as applicable, in accordance with the provisions of the Plan of Arrangement.

(2)	The Purchaser shall cause the vesting of each Specified Award held by a Company Employee that is terminated by the Company without “cause” (or the equivalent) within two years following the Effective Date to accelerate to the date of termination and for such Specified Awards to be exercisable by the terminated Company Employee for a period of 90 days following the date of termination.

(3)	The Purchaser shall use commercially reasonable efforts to cause the Listed Warrants to be listed for trading on the TSX upon the completion of the Arrangement.

Section 4.8 Access to Information; Confidentiality

(1)	Subject to compliance with Law, upon reasonable notice, throughout the period prior to the Effective Time, the Company will (and will cause its Subsidiaries to): (a) afford the Purchaser’s officers and other authorized Representatives reasonable access to its directors, senior management, books, Contracts and records; (b) furnish promptly to the Purchaser all information concerning its business, properties and personnel as may reasonably be requested (including, for the avoidance of doubt, continuing access to the Data Room); and (c) provide reasonable cooperation to the Purchaser’s officers and other authorized Representatives with respect to day one readiness integration planning (such as payroll, regulatory compliance and financial reporting requirements); provided however, in each case that: (i) access to any people contemplated in this Section 4.7(1) will be provided during the Company’s normal business hours unless the Company agrees otherwise; and (ii) the Company’s compliance with any request under this Section 4.7(1) will not unduly interfere with the conduct of the Company’s business. Without limiting the generality of the foregoing, the Purchaser and the Company will reasonably cooperate and consult, acting in good faith, with respect to the Purchaser’s ability to access the Company’s properties.

(2)	Neither the Purchaser nor any of its Representatives will contact any Company Employee for the purposes of negotiating a new employment or consulting agreement directly with such Company Employee, or any contractual counterparts of the Company or its Subsidiaries (in their capacity as such), except after consultation with and the approval in writing of the Chief Executive Officer or the Chief Financial Officer of the Company. Notwithstanding the foregoing, the Purchaser, its Subsidiary and their Representatives shall not be precluded by this Section 4.6(2) from contacting any Person in the Ordinary Course of business of such Person.

(3)	Investigations made by or on behalf of a Party, whether under this Section 4.7 or otherwise, will not waive, diminish the scope of, or otherwise affect any representation or warranty made by the other Party in this Agreement.

(4)	The Purchaser acknowledges that the Confidentiality Agreement continues to apply and that any requests for information and any information provided pursuant to Section 4.7(1) will be subject to the terms of the Confidentiality Agreement.

Section 4.9 Stock Exchange Delisting

Prior to the Effective Time, the Company will cooperate with the Purchaser and use reasonable commercial efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under Law and rules and policies of the CSE and OTCQB to enable the delisting by the Company of the Subordinate Voting Shares from the CSE and the OTCQB at or promptly after the Effective Time.

Section 4.10 Public and Employee Communications

(1)	The Parties will agree on a communication plan in connection with: (a) the execution of this Agreement; and (b) the completion of the transactions contemplated herein, to the extent any such communications are to take place prior to the Effective Time. Except as required by Law, a Party must not issue any press release or make any other public statement or disclosure with respect to this Agreement or the Arrangement without the consent of the other Parties (which consent will not be unreasonably withheld or delayed); provided however, that any Party that, in the opinion of its legal counsel, is required to make disclosure by Law will use its reasonable commercial efforts to give the other Party prior oral or written notice and a reasonable opportunity to review and comment on the disclosure. The Party making such disclosure will give reasonable consideration to any comments made by the other Party or its counsel, and if such prior notice is not possible, will give such notice immediately following the making of such disclosure and will consult with each other in connection with any other external communication with respect to the Transaction; provided further, that, in each case, nothing will restrict a Party from responding to inquiries from investors or financial analysts in compliance with Securities Law requirements.

(2)	Except as may be required by Law, prior to making any written or oral communications to any team of Company Employees or any other internal Company-wide or other broad communication with respect to the transactions contemplated herein: (a) the Company will provide the Purchaser with a copy of the intended communication; (b) the Purchaser will have a reasonable period of time to review and comment on the communication; (c) the Company will consider any such comments in good faith; and (d) the Purchaser and the Company will cooperate in providing any such mutually agreeable communication.

Section 4.11 Insurance and Indemnification

(1)	The Company and the Purchaser agree that all rights to indemnification or exculpation now existing in favour of the present and former directors and officers of the Company or of any of its Subsidiaries or who acts as a fiduciary under any Company Plan (each such present or former director or officer of the Company or of any of its Subsidiaries or fiduciary being herein referred to as an “Indemnified Party” and such Persons collectively being referred to as the “Indemnified Parties”) as provided in the constating documents of the Company or any of its Subsidiaries in effect as of the date of this Agreement or any Contract by which the Company or any of its Subsidiaries is bound and which is in effect as of the date hereof (including provisions relating to the advancement of expenses incurred in the defense of any action or suit), copies of which have been delivered to the Purchaser, will survive the completion of the Plan of Arrangement and continue in full force and effect and without modification for a period of not less than six years from the Effective Time, with respect to actions or omissions of the Indemnified Parties occurring prior to the Effective Time.

(2)	The Purchaser will, or will cause the Company and its Subsidiaries to, maintain in effect for six (6) years from the Effective Date customary policies of directors’ and officers’ liability insurance providing protection no less favourable to the protection provided by the policies maintained by the Company and its Subsidiaries which are in effect immediately prior to the Effective Date and providing protection in respect of claims arising from facts or events which occurred on or prior to the Effective Date; provided, however, that the Purchaser acknowledges and agrees that prior to the Effective Time, notwithstanding any other provision hereof, the Company may, at its option, purchase prepaid run-off directors’ and officers’ liability insurance on terms substantially similar to the directors’ and officers’ liability policies currently maintained by the Company, but providing coverage for a period of six (6) years from the Effective Date with respect to claims arising from or related to facts or events which occurred on or prior to the Effective Date; provided further, that the premiums for any such policies, including any policy the Purchaser puts in place, shall not exceed 300% of the current premium paid by the Company and its Subsidiaries (it being understood and agreed that in the event such directors’ and officers’ liability insurance cannot be obtained for 300% of such last annual premium or less, in the aggregate, the Purchaser shall only remain obligated to provide the greatest directors’ and officers’ liability insurance coverage as may be obtained for such amount).

(3)	The provisions of this Section 4.10 are and are intended to be for the benefit of, and will be enforceable by, each Indemnified Party, his or her heirs, executors, administrators and other legal representatives and such rights will be held by the Company, and any successor to the Company (including any surviving corporation), in trust for such Persons and the Company hereby accepts such trust and agrees to hold the benefit of and enforce performance of such covenants on behalf of each Indemnified Party, his or her heirs, executors, administrators and other legal representatives; provided, however, that no approval of any beneficiary of such trust will be required in connection with an amendment or variation of this Section 4.10 prior to the Effective Time.

(4)	If the Purchaser, the Company or any of its Subsidiaries or any of their respective successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers all or substantially all of its properties and assets to any Person, the Purchaser shall ensure that any such successor or assign (including, as applicable, any acquirer of substantially all of the properties and assets of the Company or any of its Subsidiaries) assumes all of the obligations set forth in this Section 4.10.

(5)	Nothing in this Agreement is intended to, shall be construed to, or shall release, waive or impair any rights to directors’ and officers’ liability insurance claims under any policy that is or has been in existence with respect to the Company or any of its Subsidiaries for any of its respective directors, officers or other employees, it being understood and agreed that the indemnification and other rights provided for in this Section 4.10 are not prior to or in substitution for any such claims under such policies.

Section 4.12 Transaction Litigation

The Parties will use their respective commercially reasonable efforts to prevent the entry of (and, if entered, to have vacated, lifted, reversed or overturned) any Order that results from any shareholder litigation or Order issued by any Governmental Entity against a Party or any of its directors or officers relating to this Agreement or seeking to prevent or otherwise materially delay the consummation of the Transaction; provided however, that in the event that any shareholder litigation or Order issued by any Governmental Entity related to this Agreement or the Arrangement is brought, or, to the knowledge of a Party, threatened in writing, against such Party or any members of the board of directors of such Party after the date hereof and prior to the Effective Time (“Transaction Litigation”): (a) the Party will promptly notify the other Party of any such Transaction Litigation and will keep the other Party reasonably informed with respect to the status thereof; (b) the Party will give the other Party the opportunity to participate in the defense of any Transaction Litigation; and (c) the Party will not settle or agree to settle any Transaction Litigation without the other Party’s prior written consent, such consent not to be unreasonably withheld, delayed or conditioned.

Section 4.13 Notice and Cure Provisions

(1)	Each Party shall promptly notify the other Party of the occurrence, or failure to occur, of any event or state of facts which occurrence or failure would, or would be reasonably likely to result in the failure to comply with or satisfy any closing condition to be complied with or satisfied by such Party under this Agreement.

(2)	Notification provided under this Section 4.12 will not affect the representations, warranties, covenants, agreements or obligations of the Parties (or remedies with respect thereto) or the conditions to the obligations of the Parties under this Agreement.

(3)	The Purchaser may not elect to exercise its right to terminate this Agreement pursuant to Section 7.2(d)(i) and the Company may not elect to exercise its right to terminate this Agreement pursuant to Section 7.2(c)(i), unless the Party seeking to terminate the Agreement (the “Terminating Party”) has delivered a written notice (“Termination Notice”) to the other Party (the “Breaching Party”) specifying in reasonable detail all breaches of covenants, representations and warranties or other matters which the Terminating Party asserts as the basis for termination. After delivering a Termination Notice, provided the Breaching Party is proceeding diligently to cure such matter and such matter is capable of being cured prior to the Outside Date (with any intentional breach being deemed to be incurable), the Terminating Party may not exercise such termination right until the earlier of (a) the Outside Date, and (b) if such matter has not been cured by the date that is twenty (20) Business Days following receipt of such Termination Notice by the Breaching Party, such date. If the Terminating Party delivers a Termination Notice prior to the date of the Meeting, unless the Parties agree otherwise, the Company shall postpone or adjourn the Meeting to the earlier of (a) five (5) Business Days prior to the Outside Date and (b) the date that is ten (10) Business Days following receipt of such Termination Notice by the Breaching Party.

Article 5
additional cOVENANTS regarding non-solicitation

Section 5.1 Non-Solicitation

(1)	The Company will: (i) immediately cease and cause to be terminated any activities, discussions or negotiations that may be ongoing with respect to an Acquisition Proposal, including terminating all access to documents and information regarding the Company and/or its Subsidiaries, including through a data room; (ii) promptly request each Person that has heretofore executed a confidentiality agreement in connection with its consideration of acquiring all or part of the Company, any of its Subsidiaries or a portion of their respective assets other than in the Ordinary Course sale of inventory, return or destroy all non-public information heretofore furnished to such Person by or on behalf of it or any of its Subsidiaries; and (iii) enforce and not waive (and cause its Subsidiaries to enforce and not waive) the terms of any such confidentiality agreement and any standstill agreement to which it (or any of its Subsidiaries) is a party relating to an actual or potential Acquisition Proposal. Except as expressly permitted by this Article 5, until the Effective Time or, if earlier, the termination of this Agreement in accordance with Article 7, the Company will not, and the Company will cause its Representatives, its Subsidiaries and its Subsidiaries’ respective Representatives not to, directly or indirectly:

(a)	solicit, initiate, knowingly encourage or otherwise facilitate (including by way of furnishing any non-public information) any inquiry, proposal or offer that constitutes or may reasonably be expected to constitute or lead to, an Acquisition Proposal;

(b)	engage or participate in any discussions or negotiations with any Person (other than the Purchaser) regarding any Acquisition Proposal; provided however, that the Company may ascertain facts from the Person making such Acquisition Proposal for the sole purpose of the Board informing itself about such Acquisition Proposal and the Person that made it;

(c)	(i) withhold, withdraw, modify or qualify, or publicly propose to withhold, withdraw, modify or qualify, the Board Recommendation; (ii) make, or permit any Representative of the Company or any of its Subsidiaries to make, any public statement in connection with the Meeting by or on behalf of the Board that would reasonably be expected to have the same effect; or (iii) accept, approve, endorse or recommend, or publicly propose to accept, approve, endorse or recommend, any Acquisition Proposal (the actions in this clause (c), an “Adverse Recommendation Change”);

(d)	accept, approve, endorse, recommend, or publicly propose to accept, approve, endorse or recommend, or take no position or remain neutral with respect to, any publicly disclosed or publicly announced Acquisition Proposal (it being understood that taking no position with respect to a publicly disclosed or publicly announced Acquisition Proposal for a period of no more than five (5) Business Days following the formal announcement of such Acquisition Proposal will not be considered to be in violation of this Section 5.1 provided the Board has rejected such Acquisition Proposal and affirmed the Board Recommendation before the end of such five (5) Business Day period); or

(e)	accept, approve, endorse, recommend or enter into or publicly propose to accept approve, endorse, recommend or enter into, any agreement, any letter of intent, understanding, agreement or arrangement (other than a confidentiality agreement entered into in compliance with Section 5.2(1)(c)) relating to an Acquisition Proposal (an “Alternative Transaction Agreement”).

Section 5.2 Responding to an Acquisition Proposal

(1)	Notwithstanding Section 5.1, if at any time prior to obtaining the approval of the Arrangement Resolution, the Company receives from a Person a bona fide written Acquisition Proposal that was not, directly or indirectly, solicited, initiated, knowingly encouraged or otherwise facilitated in violation of Section 5.1, the Company may, in response to such Acquisition Proposal: (i) furnish information with respect to the Company in response to a request therefor by such Person; and (ii) engage in or participate in discussions or negotiations with such Person regarding such Acquisition Proposal, if and only if:

(a)	the Company notifies the Purchaser of such Acquisition Proposal in accordance with Section 5.4;

(b)	prior to the taking of any such action, the Board determines in good faith, after consultation with its financial advisors and its outside legal counsel, that such Acquisition Proposal constitutes or could reasonably be expected to lead to a Superior Proposal; and

(c)	prior to providing any such information, the Company enters into a confidentiality agreement with such Person that will include a customary standstill provision, and that is otherwise on terms and conditions no less onerous or more beneficial to such Person than those set forth in the Confidentiality Agreement (including for the purpose of the standstill provision in the letter of intent), provided that such agreement need not prohibit the making or amendment of any Acquisition Proposal and may not include provisions granting such Person an exclusive right to negotiate with the Company.

Section 5.3 Adverse Recommendation Change; Alternative Transaction Agreement

(1)	At any time prior to obtaining the approval of the Arrangement Resolution, the Board may, in response to a bona fide written Acquisition Proposal that was not directly or indirectly, solicited, initiated, knowingly encouraged or otherwise facilitated in violation of this Article 5, effect an Adverse Recommendation Change or enter into an Alternative Transaction Agreement, if and only if:

(a)	the Company has complied in all material respects with its obligations under Article 5;

(b)	the Board determines in good faith, after consultation with its financial advisors and its outside legal counsel, that such Acquisition Proposal is a Superior Proposal;

(c)	the Company provides the Purchaser with written notice of its intention to take such action (a “Superior Proposal Notice”), which notice will include all the information with respect to such Acquisition Proposal that is specified in Section 5.4(1) (it being agreed that the delivery of a Superior Proposal Notice will not constitute an Adverse Recommendation Change unless and until the Company will have failed at or prior to the end of the Matching Period (and, upon the occurrence of such failure, such Superior Proposal Notice and such public announcement will constitute an Adverse Recommendation Change) to publicly announce that it: (A) is recommending the Arrangement and that Company Shareholders vote for the Arrangement; and (B) has determined that such other Acquisition Proposal (taking into account: (x) any modifications or adjustments made to the Arrangement and this Agreement agreed to by the Purchaser in writing; and (y) any modifications or adjustments made to such other Acquisition Proposal) is not a Superior Proposal and has publicly rejected such Acquisition Proposal);

(d)	during the Matching Period, the Board and the Company’s Representatives have negotiated in good faith with the Purchaser (to the extent the Purchaser desires to negotiate) regarding any revisions to the terms of the Arrangement and this Agreement proposed by the Purchaser in response to such Acquisition Proposal;

(e)	at the end of the Matching Period, the Board determines in good faith, after consultation with its financial advisors and its outside legal counsel (and taking into account any amendment or modification to the terms of this Agreement or the Arrangement that the Purchaser has agreed in writing to make), that such Acquisition Proposal constitutes a Superior Proposal, and that the failure to take such action would be inconsistent with its fiduciary duties under Law; and

(f)	prior to or concurrently with taking any such action, the Company terminates this Agreement pursuant to Section 7.2(c)(ii).

(2)	During the Matching Period, the Purchaser will have the opportunity, but not the obligation, to offer to amend the terms of the Arrangement and this Agreement, and the Company will cooperate with the Purchaser with respect thereto, including meeting and negotiating in good faith with the Purchaser to enable the Purchaser to make such adjustments to the terms and conditions of this Agreement and the Arrangement as the Purchaser deems appropriate and as would permit the Purchaser to proceed with the Arrangement and any related transactions on such adjusted terms. The Board will review any such offer by the Purchaser to amend the terms of the Arrangement and this Agreement in order to determine, after consultation with its outside legal counsel and financial advisors, whether the Purchaser's offer to amend the Arrangement and this Agreement, upon its acceptance, would result in the applicable Acquisition Proposal ceasing to be a Superior Proposal when assessed against the Arrangement as it is proposed to be amended as at the termination of the Matching Period. If the Board so determines that the applicable Acquisition Proposal would cease to be a Superior Proposal when assessed against the Arrangement as it is proposed to be amended as at the termination of the Matching Period, the Purchaser will amend the terms of the Arrangement and the Company and the Purchaser will enter into an amendment to this Agreement reflecting the offer by the Purchaser to amend the terms of the Arrangement and this Agreement, and will take and cause to be taken all such actions as are necessary to give effect to the foregoing.

(3)	The Board will promptly reaffirm its Board Recommendation by press release after: (i) any Acquisition Proposal is publicly announced or made and the Board determines it is not a Superior Proposal; (ii) the Board determines that a proposed amendment to the terms of the Transaction pursuant to Section 5.3(2) would result in an Acquisition Proposal not being a Superior Proposal when assessed against the Arrangement as it is proposed to be amended as at the termination of the Matching Period, and the Purchaser has so amended the terms of the Arrangement in accordance with Section 5.3(2); or (iii) the Purchaser, acting reasonably, requests reaffirmation of such Board Recommendation by the Board. The Purchaser will be given a reasonable opportunity to review and comment on the form and content of any such press release.

(4)	Any material amendment or modification to any such Acquisition Proposal will require a new Superior Proposal Notice and the Purchaser will be afforded a new Matching Period (except that references to the five (5) Business Day period in the definition of Matching Period will be deemed to be references to a three (3) Business Day period; provided however, that such new Matching Period will in no event shorten the original Matching Period).

Section 5.4 Notification of Acquisition Proposals; Certain Disclosure; Subsidiaries and Representatives

(1)	In addition to the obligations of the Company under Section 5.2 and Section 5.3, if the Company or any of its Subsidiaries or any of their respective Representatives receives or otherwise becomes aware of any inquiry, proposal or offer that constitutes, or may reasonably be expected to lead to, an Acquisition Proposal, or any request for non-public information relating to the Company or any Subsidiary (other than requests for information in the Ordinary Course consistent with past practice and unrelated to an Acquisition Proposal) or for discussions or negotiations regarding any Acquisition Proposal, the Company will promptly (and in any event within 48 hours) notify the Purchaser orally and in writing of such Acquisition Proposal, inquiry, proposal, offer or request, and the identity of all Persons making the Acquisition Proposal, inquiry, proposal, offer or request, and will provide to the Purchaser a reasonably detailed written description thereof. The Company will keep the Purchaser reasonably informed (orally and in writing) on a current basis (and in any event at the Purchaser’s request and otherwise no later than 24 hours after the occurrence of any modifications, developments, discussions and negotiations) of the status of any such Acquisition Proposal, inquiry, proposal, offer or request (including the terms and conditions thereof and any modification thereto), and any developments, discussions and negotiations with respect thereto, including furnishing copies of all correspondence and reasonably detailed written summaries of any material inquiries or discussions.

(2)	Nothing contained in this Agreement will prevent the Board from: (i) complying with Section 2.17 of National Instrument 62-104 – Takeover Bids and Issuer Bids and similar provisions under Securities Laws relating to the provision of a directors’ circular in respect of an Acquisition Proposal; (ii) making any disclosure to the Company Securityholders, if the Board determines in good faith, after consultation with its outside legal counsel, that the failure to make such disclosure would be inconsistent with its duties to Company Securityholders under applicable Law (for the avoidance of doubt, it being agreed that the issuance by the Company of a “stop, look and listen” statement pending disclosure of its position shall not constitute an Adverse Recommendation Change), or would violate applicable Laws; or (iii) making accurate disclosure to the Company Securityholders of factual information regarding the business, financial condition or results of operations of the Company; or (iv) making any other statements by or on behalf of the Board which would not reasonably be expected to have a similar effect as an Adverse Recommendation Change.

Article 6
CONDITIONS

Section 6.1 Mutual Conditions Precedent

The Parties are not required to complete the Arrangement unless each of the following conditions is satisfied or waived by the Parties on or prior to the Effective Time:

(1)	Arrangement Resolution. The Arrangement Resolution will have been approved and adopted by the Company Shareholders entitled to vote thereon at the Meeting in accordance with the Interim Order.

(2)	Interim Order and Final Order. The Interim Order and the Final Order will have each been obtained on terms consistent with this Agreement and have not been set aside or modified in a manner unacceptable to either the Company or the Purchaser, each acting reasonably, on appeal or otherwise.

(3)	Illegality. No court or other Governmental Entity of competent jurisdiction will have enacted, issued, promulgated, enforced or entered any Law (whether temporary, preliminary or permanent) that is in effect and restrains, enjoins or otherwise prohibits consummation of the Arrangement (collectively, an “Order”).

(4)	U.S. Securities Law Matters. The Consideration Shares, Replacement Options, Replacement SARs and Replacement Warrants to be issued pursuant to the Arrangement shall be exempt from the registration requirements of the U.S. Securities Act pursuant to section 3(a)(10) thereof and pursuant to exemptions from applicable state securities laws, provided, however that the Company shall not be entitled to the benefit of the conditions in this Section 6.2(4), and shall be deemed to have waived such condition, in the event that the Company fails to: (a) advise the Court prior to the hearing in respect of the Interim Order that the Parties intend to rely on the exemption from the registration afforded by Section 3(a)(10) of the U.S. Securities Act based on the Court’s approval of the Arrangement; or (b) to comply with the requirements set forth in Section 2.13.

(5)	Required Regulatory Approvals. Each of the Required Regulatory Approvals will have been obtained or received on terms that are reasonably satisfactory to the Purchaser and the Company, each acting reasonably, and each such Required Regulatory Approval shall be in force.

Section 6.2 Additional Conditions Precedent to the Obligations of the Purchaser

The Purchaser is not required to complete the Arrangement unless each of the following conditions is satisfied or waived by the Purchaser on or prior to the Effective Time:

(1)	Representations and Warranties. The representations and warranties of the Company set forth in: Section (1) (Organization, Good Standing and Qualification), Section (2) (Capital Structure) and Section (3) (Corporate Authority; Approval) of Schedule C will be true and correct as of the Effective Time, in all respects (except for de minimis inaccuracies), and all other representations and warranties of the Company set forth in this Agreement will be true and correct as of the Effective Time in all respects, except where any failure or failures of such representations and warranties to be true and correct at such time would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect in respect of the Company (disregarding any materiality or Material Adverse Effect qualification contained in any such representation and warranty for the purpose of determining whether any such failure or failures would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect in respect of the Company), in each case as though made on and as of such date and time (except to the extent that any of such representations and warranties expressly speaks as of an earlier date, in which case such representation and warranty will be true and correct as of such earlier date), and the Company shall have delivered a certificate confirming same to the Purchaser, executed by two officers or directors of the Company (in each case without personal liability), dated the Effective Date.

(2)	Performance of Covenants. The Company will have fulfilled or complied in all material respects with all of the covenants of the Company contained in this Agreement to be fulfilled or complied with by it on or prior to the Effective Time, and the Company shall have delivered a certificate confirming same to the Purchaser, executed by two officers or directors of the Company (in each case without personal liability), dated the Effective Date.

(3)	Dissent Rights. Dissent Rights shall not have been exercised with respect to Company Shares representing in aggregate more than 5% of votes attached to the issued and outstanding Company Shares.

(4)	No Legal Action. There shall not have been any action or proceeding commenced by any Person (including any Governmental Entity) in any jurisdiction seeking to prohibit or restrict the Arrangement or the ownership or operation by the Purchaser of the business or assets of the Company or any of its Subsidiaries, or which seeks to compel the Purchaser to dispose of any material portion of the business or assets of the Purchaser, the Company or any of its Subsidiaries as a result of the Arrangement.

(5)	Resignations. The Purchaser shall have received resignations from each director of the Company and its Subsidiaries as of the Effective Date, against receipt by such Persons of commercially reasonable releases from the Company and acceptable to the Purchaser, acting reasonably.

(6)	Material Adverse Effect. Since the date hereof, there will not have occurred a Material Adverse Effect in respect of the Company that is continuing.

(7)	Involvement of Mr. Antelman with Aidance. Mr. Antelman will resign or otherwise cease to be an officer (including an executive chair), employee or consultant, either directly or indirectly, of Aidance Scientific, Inc. and any Subsidiary thereof prior to the Effective Time. For greater certainty, Mr. Antelman shall not be required to resign as a director or a chair of the Board of Aidance Scientific, Inc.

(8)	Employment of Mr. Antelman. The New Employment Agreement shall not be amended, modified, altered or replaced in any respect, and no commitment shall be made to do any of the foregoing, and Mr. Antelman shall until the New Employment Agreement becomes effective as of the Effective Time continue to be employed by Abacus U.S. on the same terms as his existing employment agreement dated January 31, 2019.

(9)	Aidance Scientific Inc. The Aidance Agreements shall remain in full force and effect as of the Effective Time, and such Aidance Agreements shall not be amended, modified, altered or replaced in any respect, and no commitment shall be made to do any of the foregoing.

Section 6.3 Additional Conditions Precedent to the Obligations of the Company

The Company is not required to complete the Arrangement unless each of the following conditions is satisfied or waived by the Company on or prior to the Effective Time:

(1)	Representations and Warranties. The representations and warranties of the Purchaser set forth in: Section (1) (Organization, Good Standing and Qualification), Section (2) (Capital Structure), Section 3 (Corporate Authority; Approval) and Section (4) (Issuance of Consideration Shares under the Arrangement) of Schedule D will be true and correct as of the Effective Time, in all material respects (except for de minimis inaccuracies), and all other representations and warranties of the Purchaser set forth in this Agreement will be true and correct as of the Effective Time in all respects, except where any failure or failures of such representations and warranties to be true and correct at such time would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect in respect of the Purchaser (disregarding any materiality or Material Adverse Effect qualification contained in any such representation and warranty for the purpose of determining whether any such failure or failures would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect in respect of the Purchaser), in each case as though made on and as of such date and time (except to the extent that any of such representations and warranties expressly speaks as of an earlier date, in which case such representation and warranty will be true and correct as of such earlier date), and the Purchaser shall have delivered a certificate confirming same to the Company, executed by two officers or directors of the Purchaser (in each case without personal liability), dated the Effective Date.

(2)	Performance of Covenants. The Purchaser will have complied with Section 2.9 and will have fulfilled or complied with all other covenants in all material respects contained in this Agreement to be fulfilled or complied with by them on or prior to the Effective Time, and the Purchaser shall have delivered a certificate confirming same to the Company, executed by two officers or directors of the Purchaser (in each case without personal liability), dated the Effective Date.

(3)	Material Adverse Effect. Since the date hereof, there will not have occurred a Material Adverse Effect in respect of the Purchaser that is continuing.

Section 6.4 Satisfaction of Conditions

The conditions precedent set out in Section 6.1, Section 6.2 and Section 6.3 will be conclusively deemed to have been satisfied, waived or released when the Certificate of Arrangement is issued by the Director.

Article 7
TERM AND TERMINATION

Section 7.1 Term

Subject to Section 7.3, this Agreement will be effective from the date hereof until the earlier of the Effective Time and the termination of this Agreement in accordance with its terms.

Section 7.2 Termination

This Agreement may be terminated prior to the Effective Time by:

(a)	the mutual written agreement of the Parties;

(b)	either the Company or the Purchaser, if:

(i)	the Arrangement Resolution is not approved by the Company Shareholders entitled to vote thereon at the Meeting in accordance with the Interim Order; provided however, that a Party may not terminate this Agreement pursuant to this Section 7.2(b)(i) if the failure of such approval to be obtained was primarily caused by, or is a result of, a breach by such Party of any of its obligations hereunder;

(ii)	any court or other Governmental Entity of competent jurisdiction has enacted, issued, promulgated, enforced or entered any final and non-appealable Order; provided however, that a Party may not terminate this Agreement pursuant to this Section 7.2(b)(ii) if such Order was primarily caused by, or is a result of, a breach by such Party of any of its obligations hereunder;

(iii)	the Effective Time does not occur on or prior to the Outside Date; provided however, that a Party may not terminate this Agreement pursuant to this Section 7.2(b)(iii) if the failure of the Effective Time to so occur was primarily caused by, or is a result of, a breach by such Party of any of its obligations hereunder; or

(iv)	(A) prior to the approval of the Arrangement Resolution at the Meeting, the Board has effected an Adverse Recommendation Change, or (B) the Company has breached Article 5 in any material respect and such breach is a consequence of an act undertaken by the breaching party with the actual knowledge that the taking of such act would be reasonably expected to cause a breach of this Agreement;

(c)	the Company if:

(i)	the Purchaser will have breached any representation or warranty or failed to perform any covenant or other agreement in this Agreement, which breach or failure to perform: (A) is incapable of being cured by the Purchaser prior to the Outside Date or otherwise is not cured by the earlier of (x) twenty (20) Business Days following written notice by the Company to the Purchaser of such breach, and (y) the Outside Date; and (B) would cause any condition in Section 6.3(1) Representations and Warranties or Section 6.3(2) Performance of Covenants not to be satisfied; provided however, that the Company is not then in breach of this Agreement or has not failed to perform any covenant or other agreement in this Agreement so as to cause any condition in Section 6.2(1) Representations and Warranties or Section 6.2(2) Performance of Covenants not to be satisfied;

(ii)	prior to the approval of the Arrangement Resolution, in order to enter into an Alternative Transaction Agreement with respect to a Superior Proposal in accordance with Section 5.3; provided however, that the Company has complied with its obligations under Article 5 and the Company pays the Termination Fee in accordance with Section 8.2; or

(iii)	there has occurred a Material Adverse Effect with respect to the Purchaser; or

(d)	the Purchaser, if:

(i)	the Company will have breached any representation or warranty or failed to perform any covenant or agreement in this Agreement, which breach or failure to perform: (A) is incapable of being cured by the Company prior the Outside Date or otherwise is not cured by the earlier of (x) twenty (20) Business Days following written notice by the Company to the Purchaser of such breach, and (y) the Outside Date; and (B) would cause any condition in Section 6.2(1) Representations and Warranties or Section 6.2(2) Performance of Covenants not to be satisfied; provided however, that the Purchaser is not then in breach of this Agreement or has not failed to perform any covenant or other agreement in this Agreement so as to cause any condition in Section 6.3(1) Representations and Warranties or Section 6.3(2) Performance of Covenants not to be satisfied; or

(ii)	there has occurred a Material Adverse Effect with respect to the Company.

The Party desiring to terminate this Agreement pursuant to this Section 7.2 (other than pursuant to Section 7.2(a)) will give notice of such termination to the other Parties, specifying in reasonable detail the basis for such Party’s exercise of its termination right.

Section 7.3 Expenses and Expense Reimbursement

(1)	Subject to Section 7.3(2), all out-of-pocket third party transaction expenses incurred in connection with this Agreement and the Plan of Arrangement, including all costs, expenses and fees of the Company incurred prior to or after the Effective Date in connection with, or incidental to, the Plan of Arrangement, shall be paid by the Party incurring such expenses, whether or not the Arrangement is consummated.

(2)	In addition to the rights of the Purchaser under Section 8.2, if this Agreement is terminated by the Purchaser pursuant to Section 7.2(d)(i) (Breach of Reps and Warranties or Covenants by Company), then the Company shall, within two (2) Business Days of such termination, pay or cause to be paid to the Purchaser by wire transfer of immediately available funds the Expense Reimbursement Fee. If this Agreement is terminated by the Company pursuant to Section 7.2(c)(i) (Breach of Reps and Warranties or Covenants by Purchaser), then the Purchaser shall, within two (2) Business Days of such termination, pay or cause to be paid to the Company by wire transfer of immediately available funds the Expense Reimbursement Fee. For greater certainty, no Expense Reimbursement Fee pursuant to this Section 7.3(2) shall be payable to the Purchaser if a Termination Fee is paid to it under Section 8.2.

(3)	Subject to Section 8.2, if applicable, the payment of the Expense Reimbursement Fee pursuant to Section 7.3(2) is the sole monetary remedy of a Party if this Agreement is terminated as contemplated and the Expense Reimbursement Fee is payable as contemplated in Section 7.3(2) provided however that this limitation shall not apply in the event of a termination pursuant to Section 7.2(d)(i) or Section 7.2(c)(i), as applicable, due to a Wilful Breach of the Party making such Expense Reimbursement Free Payment, in which case the payment of the Expense Reimbursement Fee shall not preclude a Party from seeking damages and pursuing any and all other remedies that it may have in respect of losses incurred or suffered by such as a result of any breach of any representation or warranty or failure to perform any covenant or agreement on the part of any other Party.

Section 7.4 Effect of Termination/Survival

If this Agreement is terminated pursuant to Section 7.1 or Section 7.2, this Agreement will become void and of no further force or effect without liability of any Party (or any shareholder, director, officer, employee, agent, consultant or representative of such Party) to any other Party to this Agreement, except that: (a) in the event of termination under Section 7.1 as a result of the Effective Time occurring, Section 2.4(5), Section 4.7(2) and Section 4.10 will survive for a period of six years thereafter; (b) in the event of termination under Section 7.2, Section 4.11, this Section 7.3 and Section 8.2 through to and including Section 8.16 will survive; and (c) neither the termination of this Agreement nor anything contained in this Section 7.3 will relieve any Party from any liability for fraud, criminal acts or Wilful Breach. Notwithstanding anything to the contrary contained in this Agreement, the Confidentiality Agreement shall survive any termination or lapse of effectiveness hereof.

Article 8
GENERAL PROVISIONS

Section 8.1 Modifications or Amendments

This Agreement and the Plan of Arrangement may, at any time and from time to time before or after the holding of the Meeting but not later than the Effective Time, be modified or amended by mutual written agreement, executed and delivered by duly authorized officers of the respective Parties, without further notice to or authorization on the part of the Company Shareholders, and any such modification or amendment may, subject to the Interim Order, Final Order and Law, without limitation:

(a)	change the time for performance of any of the obligations or acts of the Parties;

(b)	modify any representation or warranty contained in this Agreement or in any document delivered pursuant to this Agreement;

(c)	modify any of the covenants contained in this Agreement and modify performance of any of the obligations of the Parties; and/or

(d)	modify any mutual conditions contained in this Agreement,

provided that such modification or amendment does not invalidate the approval of the Arrangement Resolution by the Company Shareholders.

Section 8.2 Termination Fees

(1)	Despite any other provision in this Agreement relating to the payment of fees and expenses, including the payment of brokerage fees, if a Termination Fee Event occurs, the Company will pay the Purchaser the Termination Fee in accordance with Section 8.2(3). For the avoidance of doubt, the Company shall not be required to pay the Termination Fee more than once.

(2)	For the purposes of this Agreement, “Termination Fee” means $4,000,000, and “Termination Fee Event” means:

(a)	the termination of this Agreement pursuant to Section 7.2(b)(iv) or Section 7.2(c)(ii);

(b)	the termination of this Agreement pursuant to Section 7.2(b)(i), Section 7.2(b)(iii), or Section 7.2(d)(i), if:

(i)	prior to the date of termination, an Acquisition Proposal has been publicly announced or otherwise communicated to the Board, the Company, any of its Subsidiaries or their respective Representatives; and

(ii)	within 12 months following the date of such termination: (A) a transaction in respect of any Acquisition Proposal is consummated or effected; or (B) the Company or any of its Subsidiaries enters into a definitive agreement in respect of any Acquisition Proposal and such Acquisition Proposal is later consummated or effected (whether or not within such 12 month period).

For purposes of the foregoing Section 8.2(2)(b)(ii), the term “Acquisition Proposal” will have the meaning assigned to such term in Section 1.1, except that references to “20%” will be deemed to be references to “50%”.

(3)	If a Termination Fee Event occurs, the Termination Fee will be paid prior to or concurrently with such Termination Fee Event; provided, however that in the circumstances set out in Section 8.2(2)(b), the Termination Fee will be paid within two Business Days following consummation/closing of the principal transaction contemplated by such Acquisition Proposal referred to therein.

Any Termination Fee will be paid by the Company to the Purchaser, by wire transfer in immediately available funds to an account designated by the Purchaser.

(4)	The Parties acknowledge that the agreements contained in this Section 8.2 are an integral part of the transactions contemplated by this Agreement, and that without these agreements the Parties would not enter into this Agreement, and that the amounts set out in this Section 8.2 represent liquidated damages which are a genuine pre-estimate of the damages, including opportunity costs, which the Purchaser will suffer or incur as a result of the event giving rise to such damages and resultant termination of this Agreement, and are not penalties. The Company irrevocably waives any right it may have to raise as a defence that any such liquidated damages are excessive or punitive. The Purchaser agrees that the payment of the Termination Fee in the manner provided in this Section 8.2, if applicable, is the sole remedy of the Purchaser in respect of the termination of this Agreement as a result of a Termination Fee Event.

Section 8.3 Expenses

Except as provided in Section 8.2, all costs, expenses and fees (including out-of-pocket third party transaction expenses) incurred in connection with this Agreement, the Plan of Arrangement and the Arrangement, including all costs, expenses and fees of the Company incurred prior to or after the Effective Time in connection with, or incidental to, the Plan of Arrangement, will be paid by the Party incurring such costs, expenses and fees whether or not the Arrangement is consummated.

Section 8.4 Notices

Any notice, or other communication given regarding the matters contemplated by this Agreement must be in writing, sent by personal delivery, courier, facsimile or electronic mail and addressed:

(a)	to the Purchaser at:

Charlotte’s Web Holdings, Inc.
1600 Pearl Street, Suite 300
Boulder, Colorado
80302

Attention:  Deanie Elsner and Russell Hammer

Email:           *** and ***

with a copy (which will not constitute notice) to:

DLA Piper (Canada) LLP

Suite 6000, 1 First Canadian Place

PO Box 367, 100 King Street West

Toronto, Ontario

M5X 1E2

Attention:   Russel Drew and Jarrod Isfeld

Email:           russel.drew@dlapiper.com and jarrod.isfeld@dlapiper.com

(b)	to the Company (prior to the Effective Time), at:

Abacus Health Products, Inc.

10 Wanless Avenue, Suite 201

Toronto, Ontario

M4N 1V6

Attention:    Perry Antelman

Email:            ***

with a copy (which will not constitute notice) to:

Osler, Hoskin & Harcourt LLP

Suite 6200, 1 First Canadian Place

PO Box 50, 100 King Street West

Toronto, Ontario

M5X 1B8

Attention:    Eric M. Levy

Email:            elevy@osler.com

Any communication or notice hereunder may only be sent via email to the applicable address set forth in this Section 8.4, and will be deemed to have been properly delivered on the next business day after sending via email. Addresses for communication and notice may be updated from time to time in writing delivered to the other. The failure to send a copy of a notice or other communication to legal counsel does not invalidate delivery of that notice or other communication to a Party.

Section 8.5 Time of the Essence.

Time is of the essence in this Agreement.

Section 8.6 Injunctive Relief

The Parties agree that irreparable harm would occur for which money damages would not be an adequate remedy at Law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Parties will be entitled to injunctive and other equitable relief to prevent breaches or threatened breaches of this Agreement, and to enforce compliance with the terms of this Agreement without any requirement for the securing or posting of any bond in connection with the obtaining of any such injunctive or other equitable relief, this being in addition to any other remedy to which the Parties may be entitled at Law or in equity. Under no circumstance will the Purchaser be permitted or entitled to receive both a grant of specific performance and any payment of the Termination Fee in connection with termination of this Agreement pursuant to a Termination Fee Event.

Section 8.7 Third Party Beneficiaries

(1)	Except as provided in Section 2.4(5), Section 4.7(2), Section 4.10(1) and Section 8.14, which, without limiting their terms, are intended as stipulations for the benefit of the third Persons mentioned in such provisions (such third Persons referred to in this Section 8.7 as the “Indemnified Persons”), and except for the right of the Company Securityholders to receive the consideration as provided in the Plan of Arrangement following the Effective Time pursuant to the Arrangement, the Parties intend and hereby agree that this Agreement will not benefit or create any right or cause of action in favour of any Person other than the Parties and that no Person, other than the Parties, will be entitled to rely on the provisions of this Agreement set forth herein for any Action.

(2)	Despite the foregoing, the Parties acknowledge to each of the Indemnified Persons their direct rights against the applicable Party under Section 8.14, which are intended for the benefit of, and will be enforceable by, each applicable Indemnified Person, his or her heirs and his or her legal representatives, and for such purpose, the Company or the Purchaser, as applicable, confirms that it is acting as trustee on their behalf, and agrees to enforce such provisions on their behalf; provided however, that the Parties further agree that the rights of the Indemnified Persons, his or her heirs and his or her legal representatives as contemplated by this Section 8.7 will not arise unless and until the Effective Time occurs.

Section 8.8 Waiver

No waiver of any of the provisions of this Agreement will constitute a waiver of any other provision (whether or not similar). No waiver will be binding unless executed in writing by the Party to be bound by the waiver. A Party’s failure or delay in exercising any right under this Agreement will not operate as a waiver of that right. A single or partial exercise of any right will not preclude a Party from any other or further exercise of that right or the exercise of any other right.

Section 8.9 Entire Agreement

This Agreement, together with the Confidentiality Agreement and the Company Disclosure Letter, constitutes the entire agreement between the Parties with respect to the subject matter hereof and thereof and supersedes all prior and contemporaneous agreements, understandings, negotiations, representations, warranties and discussions, whether oral or written, of the Parties. For greater certainty, the Parties have not relied on and are not relying on any other information, discussion or understanding in entering into and completing the transactions contemplated by this Agreement.

Section 8.10 Successors and Assigns

(1)	This Agreement becomes effective only when executed by the Parties. After that time, it will be binding upon and enure to the benefit of the Parties and their respective successors and permitted assigns.

(2)	Neither this Agreement nor any of the rights, interests or obligations under this Agreement are assignable, delegable or transferable (as the case may be), in whole or in part, by the other Party without the prior written consent of the other Parties and any attempted or purported assignment, delegation or transfer (as the case may be) in violation of this Section 8.10 will be null and void.

Section 8.11 Severability

The provisions of this Agreement will be deemed severable and the illegality, invalidity or unenforceability of any provision will not affect the legality, validity or enforceability of any other provision hereof. If any provision of this Agreement, or application thereof to any Person or any circumstance, is illegal, invalid or unenforceable: (a) a suitable and equitable provision will be substituted therefor in order to carry out, so far as may be legal, valid and enforceable, the intent and purpose of such illegal, invalid or unenforceable provision; and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances will not be affected by such illegality, invalidity or unenforceability, nor will such illegality, invalidity or unenforceability affect the legality, validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

Section 8.12 Governing Law; Jurisdiction

This Agreement will be governed by, construed and interpreted and enforced in accordance with the laws of Ontario and the federal laws of Canada applicable therein, without regard to the conflict of laws, rules or principles thereof (or any other jurisdiction to the extent such laws, rules or principles would direct a matter to another jurisdiction). Each of the Parties hereby irrevocably attorns and submits to the exclusive jurisdiction of the Ontario Courts situated in Toronto, Ontario in respect of all matters arising under and in relation to this Agreement and the Arrangement, and irrevocably waives objection to the venue of any proceeding in such court or that such court provides an inconvenient forum.

Section 8.13 Rules of Construction

The Parties have participated jointly in negotiating and drafting this Agreement and the Parties to this Agreement waive the application of any Law or rule of construction, providing that ambiguities in any agreement or other document will be construed against the party drafting such agreement or other document and agree this Agreement will be construed as if drafted jointly.

Section 8.14 No Liability

This Agreement may only be enforced against, and any claims or causes of action that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement may only be made against, the entities that are expressly identified as the Parties. No Representative of the Purchaser and its respective Affiliates will have any personal liability whatsoever to the Company or any third party beneficiary under this Agreement or any other document delivered in connection with the transactions contemplated herein hereby on behalf of the Purchaser its Representatives or agents. No Representative of the Company or any of its Subsidiaries will have any personal liability whatsoever to the Purchaser under this Agreement or any other document delivered in connection with the transactions contemplated herein on behalf of the Company or any of its Subsidiaries or their Representatives.

Section 8.15 Language

The Parties expressly acknowledge that they have requested that this Agreement and all ancillary and related documents thereto be drafted in the English language only. Les parties aux présentes reconnaissent avoir exigé que la présente entente et tous les documents qui y sont accessoires soient rédigés en anglais seulement.

Section 8.16 Counterparts

This Agreement may be executed in any number of counterparts (including counterparts by any form of electronic communication) and all such counterparts taken together will be deemed to constitute one and the same instrument. The Parties will be entitled to rely upon delivery of an executed electronic copy of this Agreement, and such facsimile or similar executed electronic copy will be legally effective to create a valid and binding agreement between the Parties.

* * * * * * *

IN WITNESS WHEREOF the Parties have executed this Arrangement Agreement on the date first written above.

CHARLOTTE’S WEB HOLDINGS, INC.
By:
Authorized Signing Officer

ABACUS HEALTH PRODUCTS, INC.
By:
Authorized Signing Officer

[Signature Page to Arrangement Agreement]

Schedule A
PLAN OF ARRANGEMENT

Schedule B
ARRANGEMENT RESOLUTION

BE IT RESOLVED THAT:

1.	The arrangement (the “Arrangement”) under the Business Corporations Act (Ontario) (the “OBCA”) involving Abacus Health Products, Inc. (the “Company”), pursuant to the arrangement agreement among the Company and Charlotte’s Web Holdings, Inc. (the “Purchaser”) dated March 22, 2020, as it may be modified, supplemented or amended from time to time in accordance with its terms (the “Arrangement Agreement”), all as more particularly described and set forth in the management information circular of the Company dated ●, 2020 (the “Circular”) accompanying the notice of this meeting, is hereby authorized, approved and adopted.

2.	The plan of arrangement, as it has been or may be modified, supplemented or amended in accordance with the Arrangement Agreement and its terms, involving the Company (the “Plan of Arrangement”), the full text of which is set out as Schedule A to the Arrangement Agreement, is hereby authorized, approved and adopted.

3.	The Arrangement Agreement and all the transactions contemplated therein, the actions of the directors of the Company in approving the Arrangement and the actions of the directors and officers of the Company in executing and delivering the Arrangement Agreement and any modifications, supplements or amendments thereto are hereby ratified and approved.

4.	Notwithstanding that this resolution has been passed (and the Arrangement adopted) by the Company Shareholders (as defined in the Arrangement Agreement) or that the Arrangement has been approved by the Superior Court of Justice of Ontario (the “Court”), the directors of the Company are hereby authorized and empowered, at their discretion, without further notice to or approval of the Company Shareholders: (i) to amend or modify the Arrangement Agreement or the Plan of Arrangement to the extent permitted by their terms; and (ii) subject to the terms of the Arrangement Agreement, not to proceed with the Arrangement and any related transactions.

5.	Any officer or director of the Company is hereby authorized and directed, for and on behalf of the Company, to make an application to the Court for an order approving the Arrangement and to execute, under the corporate seal of the Company or otherwise, and to deliver or cause to be delivered, for filing with the Director under the OBCA, articles of arrangement and such other documents as are necessary or desirable to give effect to the Arrangement and the Plan of Arrangement in accordance with the Arrangement Agreement, such determination to be conclusively evidenced by the execution and delivery of such articles of arrangement and any such other documents.

6.	Any officer or director of the Company is hereby authorized and directed for and on behalf of the Company to execute or cause to be executed and to deliver or cause to be delivered, all such other documents and instruments and to perform or cause to be performed all such other acts and things as, in such person’s opinion, may be necessary or desirable to give full force and effect to the foregoing resolutions and the matters authorized thereby, such determination to be conclusively evidenced by the execution and delivery of such other document or instrument or the doing of any other such act or thing.

Schedule C
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Schedule D
REPRESENTATIONS AND WARRANTIES OF THE PURCHASER